Exhibit 10.1

EXECUTION VERSION

UNCOMMITTED U.S.$75,000,000

FACILITY AGREEMENT

dated 31 July 2012

for

PLATINUM UNDERWRITERS BERMUDA, LTD.

arranged by

NATIONAL AUSTRALIA BANK LIMITED

with

NATIONAL AUSTRALIA BANK LIMITED

acting as Agent

and

NATIONAL AUSTRALIA BANK LIMITED

acting as Security Agent

Ref: OE/WE

Linklaters LLP

CONTENTS

CLAUSE		PAGE

SECTION 1

INTERPRETATION

1.	Definitions and interpretation	1

SECTION 2

THE FACILITY

2.	The Facility	15

3.	Purpose	17

4.	Conditions of Utilisation	17

SECTION 3

UTILISATION

5.	Utilisation	19

6.	Letters of Credit	21

7.	Collateral Cover	23

SECTION 4

PREPAYMENT AND CANCELLATION

8.	Prepayment and cancellation	27

SECTION 5

COSTS OF UTILISATION

9.	Default Interest	30

10.	Fees	30

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

11.	Tax gross up and indemnities	31

12.	Increased costs	34

13.	Other indemnities	35

14.	Mitigation by the Banks	36

15.	Costs and expenses	37

SECTION 7 GUARANTEE

16.	Guarantee and indemnity	38

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	Representations	41

18.	Information undertakings	44

19.	Financial covenants	48

20.	General undertakings	50

21.	Events of Default	53

22.	Transfer of Collateral	56

SECTION 9

CHANGES TO PARTIES

23.	Changes to the Banks	57

24.	Changes to the Obligors	61

(i)

SECTION 10

THE FINANCE PARTIES

25.	Role of the Agent, the Security Agent and the Arranger	62

26.	Conduct of business by the Finance Parties	68

27.	Sharing among the Finance Parties	68

SECTION 11

ADMINISTRATION

28.	Payment mechanics	70

29.	Set-off	72

30.	Notices	73

31.	Calculations and certificates	74

32.	Partial invalidity	75

33.	Remedies and waivers	75

34.	Amendments and waivers	75

35.	Confidentiality	76

36.	Counterparts	80

SECTION 12

GOVERNING LAW AND ENFORCEMENT

37.	Governing law	81

38.	Enforcement	81

(ii)

THIS AGREEMENT is dated 31 July 2012 and made between:

(1)	PLATINUM UNDERWRITERS HOLDINGS, LTD., a company incorporated under the laws of Bermuda with registration number 32037 as a guarantor (the “Guarantor”);

(2)	PLATINUM UNDERWRITERS BERMUDA, LTD., a company incorporated under the laws of Bermuda with registration number 32079 as the borrower (the “Borrower”);

(3)	NATIONAL AUSTRALIA BANK LIMITED as mandated lead arranger (the “Arranger”);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (the “Original Bank”);

(5)	NATIONAL AUSTRALIA BANK LIMITED as agent of the other Finance Parties (the “Agent”); and

(6)	NATIONAL AUSTRALIA BANK LIMITED as security agent of the other Finance Parties (the “Security Agent”);

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“A. M. Best” means A. M. Best Company, Inc, or any successor entity thereto.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“APRA” means the Australian Prudential Regulation Authority, or any successor entity thereto.

“APRA List” means, at any time, the most current list of entities disqualified by the APRA at that time.

“APRA Approved Bank” means any Bank that is not listed on the APRA List.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“AUS Cedants” means those persons who have entered into contracts of insurance, reinsurance or retrocession with the Borrower and which are domiciled in Australia, and where (a) the liability of the Borrower under the contracts of insurance, reinsurance or retrocession is expressed in Australian Dollars or New Zealand Dollars, and (b) the premium payable to or for the account of the Borrower has been paid or is payable in Australian Dollars or New Zealand Dollars.

“Australian Dollars” and “A$” means the lawful currency of Australia.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date on which the Agent gives the Guarantor notice of the Termination Date.

“Available Facility” means the aggregate for the time being of each Bank’s Available Stated Amount.

“Available Stated Amount” means a Bank’s Stated Amount minus:

(a)	the Base Currency Amount of its participation in any outstanding Utilisations; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Utilisations that are due to be made on or before the proposed Utilisation Date,

other than that Bank’s participation in any Utilisations that are due to be reduced or cancelled other than by way of the provision of Collateral Cover on or before the proposed Utilisation Date.

“Bank” means:

(a)	the Original Bank; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.3 (Increase) or Clause 23 (Changes to the Banks),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Base Currency”, “U.S.$” and “U.S. Dollars” means United States dollars.

“Base Currency Amount” means, in relation to a Utilisation, the amount specified in the Utilisation Request delivered by the Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is five Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request, and as adjusted under Clause 5.7 (Revaluation of Letters of Credit)) adjusted to reflect any repayment or prepayment of the Utilisation.

“Beneficiary” means the beneficiary under a Letter of Credit.

“Bilateral Facility” means the committed letter of credit issuance facility, between, among others, the Borrower, the Guarantor and Citibank Europe plc dated 30 June 2011.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York City, Sydney and Hamilton, Bermuda, and (in relation to any date for payment or purchase of a currency) the principal financial centre of the country of that currency.

“Capital Lease” means, with respect to any person, any lease of property (whether real, personal or mixed) by such person as lessee that is or is required to be, in accordance with GAAP, recorded as a capital lease on such person’s balance sheet.

“Capital Lease Obligations” means, with respect to any person, the obligations of such person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash” has the meaning given to it in Clause 7.3 (Amount of Collateral Cover).

“Catastrophe Bonds” means (i) any note, bond or other debt instrument or any swap or other similar agreement which has a catastrophe, weather or other risk feature linked to payments thereunder and (ii) any equity interest in a person that is not a Subsidiary controlled, directly or indirectly, by the Guarantor or any of its Subsidiaries for the sole purpose of investing in Financial Indebtedness of the type described in paragraph (i) above, which, in the case of Catastrophe Bonds purchased by the Guarantor or any of its Subsidiaries, are purchased in accordance with its customary reinsurance underwriting procedures.

“Catastrophe Losses” means any losses recognized by the Guarantor or any of its Subsidiaries under the terms of any Catastrophe Bonds, Reinsurance Agreements or other similar arrangements.

“Claim Period” means the period for which a Claim Amount is unpaid under Clause 6.3 (Claims under a Letter of Credit).

“Collateral” has the meaning given to it in the Pledge Agreement.

“Collateral Cover” has the meaning given to it in Clause 7 (Collateral Cover).

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Guarantor, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidentiality);

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Guarantor and the Agent.

“Consolidated Net Income” has the meaning given to it in Clause 19.2 (Definitions).

“Control Agreement” means the agreement between the Borrower, the Security Agent and the Custodian in relation to the Custody Accounts dated on or about the date of this Agreement.

“Custodian” means State Street Bank and Trust Company.

“Custody Accounts” means the accounts of the Borrower with the Custodian over which Security has been granted pursuant to the terms of the Pledge Agreement and perfected pursuant to the terms of the Control Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disqualified Capital Stock” has the meaning given to it in Clause 19.3 (Definitions).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (including, without limitation, disruption of a technical or systems-related nature) to the treasury or payments operations of a Party preventing or severely inhibiting that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Exchange Act” means the Securities Exchange Act of 1934.

“Expiry Date” means, for a Letter of Credit, the last day of its Term.

“Facility” means the letter of credit facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Bank to the Agent in writing on or before the date it becomes a Bank (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fair Market Value” means, as to any Collateral Cover, (i) with respect to any publicly traded security, the closing price for such security on the largest exchange on which such security is traded (or if not traded on an exchange, then the average of the closing bid and ask prices quoted over-the-counter) on the date of the determination (as such prices are reported in any nationally recognized financial journal or newspaper), (ii) with respect to Cash, the amount thereof, and (iii) with respect to any Collateral Cover (other than those set forth in paragraphs (i) and (ii) above), the price for such Collateral Cover on the date of calculation obtained from a generally recognized source approved by the Agent or the most recent bid quotation from such approved source.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between, as the case may be, the Arranger and the Borrower, the Agent and the Borrower or the Security Agent and the Borrower setting out any of the fees referred to in Clause 10 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Security Document, the Control Agreement, the L/C Fee Rate/Margin Side Letter and any other document designated as such by the Agent and the Guarantor in writing.

“Finance Party” means the Agent, the Security Agent, the Arranger or a Bank.

“Financial Indebtedness” means, with respect to any person, at the time of determination (without duplication),

(a)	all obligations of such person for borrowed money (including any such obligations issued by such person that qualify as Catastrophe Bonds described in paragraph (i) of the definition thereof, net of any escrow established (whether directly or to secure any letter of credit issued to back such Catastrophe Bonds) in connection with such Catastrophe Bonds);

(b)	all obligations of such person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made;

(c)	the maximum stated or face amount of all surety bonds, letters of credit and bankers’ acceptances issued or created for the account of such person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed);

(d)	all obligations of such person to pay the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business and not past due based on customary practices in the trade);

(e)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person;

(f)	all Capital Lease Obligations of such person;

(g)	all Disqualified Capital Stock issued by such person, with the amount of Financial Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price;

(h)	the principal balance outstanding and owing by such person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product;

(i)	all Guaranty Obligations of such person with respect to Financial Indebtedness of another person;

(j)	the net termination obligations of such person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date; and

(k)	all indebtedness of the types referred to in paragraphs (a) to (j) above (A) of any partnership or unincorporated joint venture in which such person is a general partner or joint venturer to the extent such person is liable therefor or (B) secured by any Security on any property or asset owned or held by such person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such person or is nonrecourse to the credit of such person, the amount thereof being equal to the value of the property or assets subject to such Security; provided that Financial Indebtedness shall not include obligations with respect to Primary Policies and Reinsurance Agreements which are entered into in the ordinary course of business.

“Financial Officers” means, with respect to the Guarantor, the chief executive officer, chief financial officer, treasurer and general counsel of the Guarantor.

“GAAP” means, in respect of persons incorporated or organised in Bermuda, generally accepted accounting principles in the United States of America.

“Group” means the Guarantor and its Subsidiaries for the time being.

“Guaranty Obligation” means, with respect to any person, as of any date of determination, any direct or indirect liability of such person with respect to any Financial Indebtedness, liability or other obligation (the “primary obligation”) of another person (the “primary obligor”), whether or not contingent:

(a)	to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor;

(b)	to advance or provide funds:

(i)	for the payment or discharge of any such primary obligation; or

(ii)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements);

(c)	to lease or purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation; or

(d)	otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof,

provided, however, that, with respect to the Guarantor and its Subsidiaries, the term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business or trust arrangements, withheld balances or any other collateral or security arrangements (other than letters of credit) entered into in the ordinary course of business.

The amount of any Guaranty Obligation of any guaranteeing person hereunder shall be deemed to be the lower of:

(a)	an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made; and

(b)	the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation,

unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing person in good faith.

“Hedge Agreement” means any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange, including any swap agreement.

“Holding Company” means, in relation to a company, corporation or other legal entity, any other company, corporation or other legal entity in respect of which it is a Subsidiary.

“Increase Bank” has the meaning given to that term in Clause 2.3 (Increase).

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 11 (Form of Increase Confirmation).

“Insurance Regulatory Authority” means, with respect to the Borrower, the insurance department or similar governmental authority charged with regulating insurance companies or insurance holding companies in its jurisdiction of domicile and, to the extent that it has regulatory authority over the Borrower, in each other jurisdiction in which the Borrower conducts business or is licensed to conduct business.

“L/C Drawn Rate” means, in relation to any Claim Amount, the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

“L/C Fee Rate” means the L/C Fee Rate (as defined in the L/C Fee Rate/Margin Side Letter).

“L/C Fee Rate/Margin Side Letter” means the letter dated on or about the date of this Agreement between the Agent and the Borrower setting out the L/C Fee Rate and the Margin.

“L/C Outstanding Period” means each period during which any Letter of Credit is outstanding and has not been repaid or prepaid in full.

“L/C Outstanding Undertaking” means each undertaking in Clause 20.3 (Negative pledge), Clause 20.6 (Insurance) and Clause 20.7 (Financial Indebtedness).

“L/C Proportion” means, in relation to a Bank in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Bank’s Available Stated Amount to the Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Bank.

“L/C Stated Amount” means, in relation to a Bank in respect of any Letter of Credit, the participation of that Bank to the Beneficiary under that Letter of Credit.

“Letter of Credit” means a standby letter of credit, substantially in the form set out in Schedule 10 (Form of Letter of Credit) or in any other form requested by the Borrower and agreed by the Agent (with the prior consent of all the Banks).

“Letter of Credit Schedule” means a schedule to a Letter of Credit detailing the Banks’ L/C Stated Amount under that Letter of Credit as may be adjusted from time to time in accordance with Clause 5.6 (Adjusted Letter of Credit Schedule).

“Liabilities” has the meaning given to it in the Pledge Agreement.

“LIBOR” means, in relation any Claim Amount:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency of such Claim Amount) the Reference Bank Rate,

as of 10:00 a.m. on each day of the Claim Period and, if any such applicable Screen Rate or Reference Bank Rate is below zero, LIBOR will be deemed to be zero.

“LMA” means the Loan Market Association.

“Loss Share Date” means, at any time after any amount has become payable to the Beneficiary under a Letter of Credit, any date on which any amount due and owing to a Bank in respect of a claim under a Letter of Credit in relation to that payment has not been repaid and/or discharged.

“Loss Share Proportion” means, in respect of a Bank and a Loss Share Date, the aggregate of its L/C Stated Amount under all outstanding Letters of Credit as a proportion of the aggregate of the L/C Stated Amount of all Banks under all outstanding Letters of Credit.

“Majority Banks” means:

(a)

if there are no Utilisations then outstanding, a Bank or Banks whose Stated Amounts aggregate more than 66 2/3% of the Total Stated Amount (or, if the Total Stated Amounts have been reduced to zero, aggregated more than 66 2/3% of the Total Stated Amounts immediately prior to the reduction); or

(b)	at any other time, a Bank or Banks whose participations in the Utilisations then outstanding aggregate more than 66 2/3% of all the Utilisations then outstanding.

“Margin” means, at any time, the Margin (as defined in the L/C Fee Rate/Margin Side Letter at that time).

“Material Adverse Effect” means a material adverse effect upon:

(a)	the business, assets, properties, operations or condition (financial or otherwise) of the Guarantor and its Subsidiaries, taken as a whole;

(b)	the ability of the Obligors taken as a whole to perform their payment or other material obligations under this Agreement or any of the other Finance Documents; or

(c)	the legality, validity or enforceability of this Agreement or any of the other Finance Documents or the rights and remedies of the Agent and the Banks hereunder and thereunder provided that, so long as no breach of any requirement of Clause 19 (Financial covenants) shall have occurred and be continuing as a result thereof, the occurrence of losses that give rise to or result in Catastrophe Losses alone shall not be deemed to have a Material Adverse Effect.

“Money Market Mutual Funds” means SSGA Cash Management Fund PLC – USD Liquidity Fund, SGCML52: 1D, ISIN # 1E00B4528261 and/or such other funds as may be agreed by the Borrower and the Agent (with the prior consent of the Majority Banks).]

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investor Services Limited, or any successor entity thereto.

“NAIC” means the National Association of Insurance Commissioners, or any successor entity thereto.

“NAIC Approved Bank List” means, at any time, the most current “Bank List” of banks approved by the NAIC at that time.

“NAIC Approved Bank” means any Bank that is listed on the NAIC Approved Bank List.

“Net Income” has the meaning given to it in Clause 19.2 (Definitions).

“New Zealand Dollars” and “NZ$” means the lawful currency of New Zealand.

“Non-Acceptable L/C Bank” means:

(a)	any Bank which at any time whilst it has a participation in an outstanding Letter of Credit is not a NAIC Approved Bank; or

(b)	any Bank which at any time whilst it has a participation in an outstanding Letter of Credit is not an APRA Approved Bank.

“Obligor” means the Borrower or the Guarantor.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means:

(a)	in relation to the Guarantor, the audited consolidated financial statements of the Group along with the accompanying notes for the financial year ended 31 December 2011;

(b)	in relation to the Guarantor, its unaudited consolidated financial statements, for the fiscal quarter ending on 31 March 2012; and

(c)	in relation to the Borrower, the audited consolidated financial statements of the Borrower and its Subsidiaries along with the accompanying notes for the financial year ended 31 December 2011.

“Party” means a party to this Agreement.

“Platinum UK” means Platinum UK Services Company Limited.

“Pledge Agreement” means the security document between the Borrower and the Security Agent dated on or about the date of this Agreement.

“Primary Policies” means any insurance policies issued by the Borrower.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and on an overnight basis, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means the principal London offices of National Australia Bank or such other banks as may be appointed by the Agent in consultation with the Guarantor.

“Reinsurance Agreement” means any agreement, contract, treaty, policy, certificate or other arrangement whereby the Borrower agrees to assume from or reinsure an insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means the London interbank market.

“Repeating Representations” means each of the representations set out in Clauses 17.1 (Status) to 17.4 (Power and authority), 17.10 (No default), 17.13 (Pari Passu) and 17.15 (Title).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“S&P” means Standard and Poor’s Rating Services, or any successor entity thereto.

“Screen Rate” means the British Bankers Association Interest Settlement Rate for the relevant currency and for an overnight period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Guarantor and the Banks.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect (including any right to give an Entitlement Order (as defined in the Pledge Agreement) in respect of any assets of such person).

“Security Document” means the Pledge Agreement and any other security document that may at any time be given as security for any of the Liabilities pursuant to or in connection with any Finance Document.

“Security Property” has the meaning given to it in Schedule 6 (Security agency provisions).

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Stated Amount” means:

(a)	in relation to the Original Bank, the amount in the Base Currency set opposite its name under the heading “Stated Amount” in Schedule 1 (The Original Bank) and the amount of any other Stated Amount transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and

(b)	in relation to any other Bank, the amount in the Base Currency of any Stated Amount transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Subsidiary” means in relation to any Holding Company, a company, corporation or other legal entity:

(a)	which is controlled, directly or indirectly, by the Holding Company;

(b)	in which a majority of the voting rights are held by the Holding Company, either alone or pursuant to an agreement with others;

(c)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the Holding Company; or

(d)	which is a subsidiary of another Subsidiary of the Holding Company,

and, for this purpose, a company, corporation or other legal entity shall be treated as being controlled by another if that other company, corporation or other legal entity is able to determine the composition of the majority of its board of directors or equivalent body.

“Syndicated Facility” means the second amended and restated credit agreement between, among others, the Guarantor and Wells Fargo Bank, National Association as administrative agent dated 24 June 2011.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term” means each period determined under this Agreement for which any Bank is under a liability under a Letter of Credit.

“Termination Date” means such date as notified to the Guarantor by the Agent in writing upon no less than 30 days notice.

“Total Assets” means the total assets of the Group as disclosed in the latest audited or, if more recent, unaudited consolidated financial statements of the Group provided to the Agent in accordance with Clause 18.1 (Financial statements).

“Total Stated Amounts” means the aggregate of the Stated Amounts, being U.S.$75,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Guarantor.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US Cedants” means those persons who have entered into contracts of insurance, reinsurance or retrocession with the Borrower and which are domiciled in the United States of America, and where (a) the liability of the Borrower under the contracts of insurance, reinsurance or retrocession is expressed in U.S. Dollars, and (b) the premium payable to or for the account of the Borrower has been paid or is payable in U.S. Dollars.

“Utilisation” means the utilisation of the Facility by a Letter of Credit (including any renewal thereof).

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Bank”, any “Obligor”, any “Party” or the “Security Agent” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other similar authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii) a time of day is a reference to London time.

(b)	Any reference in this Agreement to:

(i)	a Utilisation made or to be made to the Borrower refers to a Letter of Credit issued on its behalf;

(ii)	amounts outstanding under this Agreement refer to amounts outstanding under or in respect of any Letter of Credit;

(iii)	an outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the Borrower in respect of that Letter of Credit at that time; and

(iv)	the Borrower “repaying” or “prepaying” a Letter of Credit means:

(A)	the Borrower providing Collateral Cover in full for that Letter of Credit in the form of Cash denominated in the same currency as that Letter of Credit;

(B)	the maximum amount payable under the Letter of Credit being reduced in accordance with its terms; or

(C)	each Bank being satisfied that it has no further liability under that Letter of Credit,

and the amount by which a Letter of Credit is repaid or prepaid under paragraph (A) and (B) above is the amount of the relevant reduction.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Banks make available to the Borrower a U.S. Dollar, Australian Dollar and New Zealand Dollar letter of credit facility in an aggregate amount equal to the Total Stated Amounts, provided that the facility shall only be made available by the Banks to the Borrower on an uncommitted basis and at each Bank’s sole discretion.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Increase

(a)	The Guarantor may, by giving prior notice to the Agent at least 30 days in advance of the proposed date specified by the Guarantor in such notice to increase the size of the Facility (the “Increase Date”), request that the Stated Amounts available under the Facility be increased by an aggregate amount of not more than U.S.$75,000,000 as follows:

(i)	the increased Stated Amounts will be assumed by one or more Banks or other banks, financial institutions, trusts, funds or other entities which are regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (each an “Increase Bank”) selected by the Guarantor (each of which shall not be a member of the Group);

(ii)	each of the Obligors and any Increase Bank shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Bank would have assumed and/or acquired had the Increase Bank been an Original Bank;

(iii)	each Increase Bank shall become a Party as a “Bank” and any Increase Bank and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Bank and those Finance Parties would have assumed and/or acquired had the Increase Bank been an Original Bank;

(iv)	the Stated Amounts of the other Banks shall continue in full force and effect; and

(v)	any increase in the Stated Amounts shall take effect on the date specified by the Guarantor in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Stated Amounts will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Bank; and

(ii)	in relation to an Increase Bank which is not a Bank immediately prior to the relevant increase, the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Stated Amounts by that Increase Bank. The Agent shall promptly notify the Guarantor and the Increase Bank upon being so satisfied.

(c)	The Agent will notify each Bank of the receipt of any notice from the Guarantor under paragraph (a) above, and will only execute an Increase Confirmation if it has received the consent of all of the Banks to the relevant increase in the Stated Amounts available under the Facility.

(d)	Each Increase Bank, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Bank or Banks in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(e)	The Guarantor shall, promptly on demand, pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them in connection with any increase in Stated Amounts under this Clause 2.3.

(f)	The Increase Bank shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 23.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 23.5 (Procedure for transfer) and if the Increase Bank was a New Bank.

(g)	The Guarantor may pay to the Increase Bank a fee in the amount and at the times agreed between the Guarantor and the Increase Bank in a letter between the Guarantor and the Increase Bank setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(h)	The Guarantor may make a request to increase the Stated Amounts available under the Facility under this Clause on one occasion only in each calendar year starting with the calendar year during which the date of this Agreement falls.

(i)	Clause 23.4 (Limitation of responsibility of Existing Banks) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Bank as if references in that Clause to:

(i)	an “Existing Bank” were references to all the Banks immediately prior to the relevant increase;

(ii)	the “New Bank” were references to that “Increase Bank”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.”

3.	PURPOSE

3.1	Purpose

The Borrower shall use the Facility for the issue of Letters of Credit in favour of US Cedants, AUS Cedants or any other person specified by the Borrower or the Guarantor and approved by the Majority Banks.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Guarantor and the Banks promptly upon being so satisfied.

4.2	Further conditions precedent

The Agent and the Banks will only be obliged to comply with Clause 5.4 (Issue of Letters of Credit) and Clause 5.5 (Automatic Renewal of a Letter of Credit) if on the date of the Utilisation Request or automatic renewal and on the proposed Utilisation Date:

(a)	in the case of a Letter of Credit renewed in accordance with Clause 5.5 (Automatic Renewal of a Letter of Credit), no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation;

(b)	the Repeating Representations to be made by each Obligor are true in all material respects;

(c)	the Majority Banks do not determine that a Material Adverse Effect exists or has occurred and is continuing;

(d)	if any such day does not fall in a L/C Outstanding Period, there would be no breach of any L/C Outstanding Undertaking on such day if such day was in a L/C Outstanding Period; and

(e)	the Borrower is in compliance with its Collateral Cover requirements under Clause 7.1 (Collateral Cover requirements).

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Utilisation if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Utilisation Date for that Utilisation; and

(ii)	it is Australian Dollars, New Zealand Dollars or has been approved by the Agent (acting on the instructions of all the Banks) on or prior to receipt by the Agent of the Utilisation Request for that Utilisation.

(b)	If by the Specified Time the Agent has received a written request from the Guarantor for a currency to be approved under paragraph (a)(ii) above, the Agent will notify the Banks of that request by the Specified Time. Based on any responses received by the Agent by the Specified Time, the Agent will confirm to the Guarantor by the Specified Time:

(i)	whether or not the Banks have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Letters of Credit

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 30 Letters of Credit would be outstanding except with the approval of the Agent (acting on the instructions of the Majority Banks).

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request substantially in the form of Schedule 3 (Utilisation Request) not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it specifies the currency and amount of the proposed Letter of Credit and these comply with Clause 5.3 (Currency and amount);

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the form of Letter of Credit is attached;

(iv)	the Expiry Date of the Letter of Credit falls no later than one year after the proposed Utilisation Date or, in the case of a Letter of Credit denominated in Australian Dollars or New Zealand Dollars, no later than two years after the proposed Utilisation Date;

(v)	the delivery instructions for the Letter of Credit are specified;

(vi)	the identity of the Beneficiary of the Letter of Credit is a US Cedant, an AUS Cedant or any other Beneficiary approved by the Majority Banks; and

(vii)	to the extent the proposed Utilisation Date is not during an L/C Outstanding Period, it is delivered with the latest financial statements required to be delivered under Clause 18.1 (Financial statements) and Clause 18.2 (Borrower Financial statements) as if the proposed Utilisation Date was during an L/C Outstanding Period.

(b)	Only one Letter of Credit may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Letter of Credit must be:

(i)	if the currency selected is the Base Currency, a minimum of U.S.$1,000,000 or, if less, the Available Facility; or

(ii)	if the currency selected is Australian Dollars, a minimum of A$1,000,000 or, if less, the Available Facility; or

(iii)	if the currency selected is New Zealand Dollars, a minimum of NZ$1,000,000 or, if less, the Available Facility; or

(iv)	if the currency selected is an Optional Currency other than Australian Dollars or New Zealand Dollars, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

(v)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Issue of Letters of Credit

(a)	Subject to paragraph (b) below, if the conditions set out in this Agreement have been met, the Agent shall on behalf of each of the Banks, issue the relevant Letter of Credit on the Utilisation Date.

(b)	No Bank is required to issue any Letter of Credit (or require the Agent to do so on its behalf) and each Bank can decide whether to do so in its absolute discretion, notwithstanding the satisfaction of the other conditions to Utilisation in this Agreement. If any Bank decides that it does not want any duly requested Letter of Credit issued by it or on its behalf, it shall notify the Agent of such decision and the Agent shall in turn notify the Guarantor, in each case by no later than the Specified Time, and the requested Letter of Credit will not be issued and the relevant Utilisation Request shall be declared null and void.

(c)	Subject to paragraph (b) above, the amount of each Bank’s participation in each Letter of Credit will be equal to the proportion borne by its Available Stated Amount to the Available Facility immediately prior to the issue of the Letter of Credit.

(d)	The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify each Bank of the details of each requested Letter of Credit and its participation in that Letter of Credit, in each case by the Specified Time.

(e)	In determining the amount of the Available Facility and a Bank’s L/C Proportion of a proposed Letter of Credit, the Available Stated Amount of a Bank will be calculated ignoring any Collateral Cover provided for outstanding Letters of Credit.

5.5	Automatic Renewal of a Letter of Credit

The Expiry Date of any Letter of Credit issued on behalf of the Borrower may be automatically extended by operation of its terms for up to one year on the occurrence of its initial Expiry Date and then for up to one additional year on the occurrence of each subsequent Expiry Date unless:

(a)	the Availability Period has ended;

(b)	the Guarantor or the Borrower requests that it shall not be renewed; or

(c)	the Agent delivers notice to the relevant Beneficiary of such Letter of Credit and the Guarantor that it will not be renewed by no later than 30 days or, in the case of a Letter of Credit denominated in Australian Dollars or New Zealand Dollars, one year prior to the then Expiry Date of that Letter of Credit (which notice the Agent shall give on the instructions of any Bank with a participation in the Letter of Credit, acting in its sole discretion).

5.6	Adjusted Letter of Credit Schedule

(a)	The Agent is authorised and is instructed to deliver to the Beneficiary an adjusted Letter of Credit Schedule for any Letter of Credit to reflect the participation or non-participation of a Bank in relation to an issued Letter of Credit including after any transfer or assignment under Clause 23 (Changes to the Banks).

(b)	Any adjusted Letter of Credit Schedule provided to the Beneficiary under paragraph (a) above shall be effective provided that:

(i)	the aggregate L/C Stated Amounts are no less than the aggregate L/C Stated Amounts under the Letter of Credit Schedule which it replaces;

(ii)	no Bank’s exposure increases under any adjusted Letter of Credit Schedule unless such increase is in connection with an increase in its Stated Amount following an assignment or transfer under Clause 23 (Changes to the Banks); and

(iii)	the adjusted Letter of Credit Schedule is dated and includes the reference number of the Letter of Credit to which it applies.

5.7	Revaluation of Letters of Credit

(a)	If any Letter of Credit is denominated in an Optional Currency, the Agent shall at three monthly intervals after the date of this Agreement, recalculate the Base Currency Amount of each such Letter of Credit by notionally converting into the Base Currency the outstanding amount of each such Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)	The Borrower shall, if requested by the Agent within five days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient Utilisations are prepaid to prevent the Base Currency Amount of the Utilisations exceeding the Total Stated Amounts following any adjustment to a Base Currency Amount under paragraph (a) above.

5.8	Cancellation of Stated Amount

(a)	The Stated Amount which, at that time, is unutilised shall be immediately cancelled at the end of the Availability Period.

(b)	Any Bank may, in its absolute discretion, cancel all or part of its Available Stated Amount at any time, by giving no less than 5 Business Days’ notice to the Agent, which will promptly thereafter notify the Guarantor of such cancellation.

6.	LETTERS OF CREDIT

6.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower shall repay or prepay that amount immediately.

6.2	Fee payable in respect of Letters of Credit

(a)	The Borrower shall pay to the Agent (for the account of each Bank) a letter of credit fee in the Base Currency Amount computed at the L/C Fee Rate on the outstanding amount of each Letter of Credit requested by it for the period from the Utilisation Date in respect of that Letter of Credit until its Expiry Date. This fee shall be distributed according to each Bank’s L/C Proportion of that Letter of Credit.

(b)	The accrued letter of credit fee on a Letter of Credit shall be payable in arrear on the last day of each successive period of three Months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) from the date of this Agreement.

(c)	Notwithstanding the provision of Collateral Cover in respect of a Letter of Credit:

(i)	the letter of credit fee payable for the account of each Bank shall continue to be payable on the full outstanding amount of such Letter of Credit (which, for the avoidance of doubt, shall not be reduced by the amount of the Collateral Cover provided in relation thereto) until the expiry of the Letter of Credit; provided that

(ii)	the Borrower will be entitled to withdraw the interest accrued on the Collateral Cover to pay that fee.

6.3	Claims under a Letter of Credit

(a)	The Borrower irrevocably and unconditionally authorises each of the Banks (through the Agent) to pay any claim made or purported to be made under a Letter of Credit requested by the Borrower and which appears on its face to be in order (a “claim”).

(b)	The Borrower shall immediately on demand pay to the Agent on behalf of each Bank, an amount equal to:

(i)	the amount of any claim under that Letter of Credit (a “Claim Amount”); and

(ii)	a fee in the Base Currency Amount computed at the L/C Drawn Rate on any Claim Amount for the Claim Period, to be distributed according to each Bank’s L/C Proportion of that Letter of Credit.

(c)	The Borrower acknowledges that:

(i)	no Bank or the Agent is obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	the Agent and each Bank deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of the Borrower under this Clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

6.4	Indemnity

(a)	The Borrower shall as soon as practicable but, in any event, within three Business Days of demand indemnify each Bank against any cost, loss or liability incurred by that Bank (otherwise than by reason of gross negligence or wilful misconduct by that Bank) in providing or performing its obligations under any Letter of Credit.

(b)	No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 6.4.

6.5	Loss sharing

(a)	If, at any time after any amount has become payable to the Beneficiary under a Letter of Credit, for any reason any amount due and owing to a Bank under the Finance Documents in respect of that claim has not been paid and/or discharged and any resulting unpaid amount is not shared between the Banks pro rata to their Loss Share Proportions, the Banks shall make such payments between themselves as the Agent shall require to ensure that, after taking into account such payments, any such amount is shared between the Banks pro rata to their Loss Share Proportions.

(b)	If a Bank (the “Paying Bank”) makes a payment to the Agent for distribution to one or more other Banks under paragraph (a) above then, without double counting, the liability of the Borrower to the Paying Bank shall be increased (or treated as not having been reduced) by an amount equal to the payment so made and the liability of the Borrower to the Bank(s) to which any such payment has been made shall be reduced (or treated as not having been increased) by an amount equal to the payment so made. Following any application of the provisions of paragraph (a) above the Agent is authorised and is instructed to deliver to the Beneficiary an adjusted Letter of Credit Schedule or a new Letter of Credit, as the case may be, under the terms of this Agreement. Such adjusted Letter of Credit Schedule or new Letter of Credit shall reflect the L/C Stated Amounts of the Banks after the application of paragraph (a) above.

7.	COLLATERAL COVER

7.1	Collateral Cover requirements

(a)	For the purposes of this Agreement, the Borrower providing “Collateral Cover” for a Letter of Credit means the Borrower depositing an amount (the “Collateral Amount”) of cash or securities into the Custody Accounts in accordance with the terms of this Clause 7, the Pledge Agreement and the Control Agreement.

(b)	Subject to paragraph (c) below, the Guarantor shall ensure that the Collateral Amount in the Base Currency, as calculated pursuant to Clause 7.3 (Amount of Collateral Cover), is at all times greater than or equal to the aggregate Base Currency Amount of all the outstanding Letters of Credit at that time.

(c)	If the Collateral Amount in the Base Currency is at any time less than the aggregate Base Currency Amount of all the outstanding Letters of Credit at that time (a “Collateral Shortfall”), the Guarantor shall deposit cash or securities complying with this Clause 7 into the Custody Accounts in an amount (as calculated pursuant to Clause 7.3 (Amount of Collateral Cover)) equal to such Collateral Shortfall within 2 Business Days.

(d)	If at any time (other than upon and during the continuance of an Event of Default) the Collateral Amount in the Base Currency is greater than the aggregate Base Currency Amount of all the outstanding Letters of Credit at that time (a “Collateral Excess”), the Borrower may instruct the Custodian to deliver to the Borrower, free and clear of the Security of the Pledge Agreement, cash or securities in an amount (as calculated pursuant to Clause 7.3 (Amount of Collateral Cover)) equal to such Collateral Excess, subject always to the Security Agent’s written approval.

7.2	Form of Collateral Cover

(a)	Subject to paragraphs (b) and (c) below, the Collateral Cover must be in the form of:

(i)	cash denominated in U.S. Dollars or an Optional Currency (“Cash”);

(ii)	Money Market Mutual Funds;

(iii)	debt securities denominated in U.S. Dollars, Australian Dollars or New Zealand Dollars and issued by the government of the United States of America, Australia or New Zealand (as applicable) or other debt securities denominated in an Optional Currency and issued by such government or state as is approved by the Agent (acting on the instructions of all the Banks) (“Government Debt Securities”); and/or

(iv)

(A)	single–class mortgage participation certificates in book–entry form backed by single–family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and the ultimate collection of principal of which are guaranteed by the Federal Home Loan Mortgage Corporation (excluding Real Estate Mortgage Investment Conduit (“REMIC”) or other multi–class pass–through certificates, collateralized mortgage obligations, pass–through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivative securities);

(B)	single–class mortgage pass–through certificates in book–entry form backed by single–family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and ultimate collection of principal of which are guaranteed by the Federal National Mortgage Association (excluding REMIC or other multi–class pass–through certificates, pass–through certificates backed by adjustable rate mortgages, collateralized mortgage obligations, securities paying interest or principal only and similar derivative securities); and

(C)	single–class fully modified pass–through certificates in book–entry form backed by single–family residential mortgage loans, the full and timely payment of principal and interest of which is guaranteed by the Government National Mortgage Association (excluding REMIC or other multi–class pass–through certificates, collateralized mortgage obligations, pass–through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivatives securities), in each case, denominated in U.S. Dollars (“Government Agency Debt Securities”),

and in each case not subject to any Security or Quasi Security other than any Security or Quasi Security created under a Finance Document.

(b)	For the purposes of this Clause 7 any debt securities under paragraph (a)(iii) or (a)(iv) above:

(i)	with a maturity of 3 months or less from the date of being provided as Collateral Cover are “Short Term Securities”;

(ii)	with a maturity of more than 3 months but equal to or less than 60 months from the date of being provided as Collateral Cover are “Medium Term Securities”;

(iii)	with a maturity of more than 60 months but equal to or less than 120 months from the date of being provided as Collateral Cover are “Long Term Securities”; and

(iv)	with a maturity of more than 120 months from the date of being provided as Collateral Cover are “Very Long Term Securities”.

(c)	Other than in respect of Cash denominated in U.S. Dollars and Government Debt Securities denominated in U.S. Dollars and which are issued by the government of the United States of America and are Short Term Securities, all Collateral Cover must be denominated in the same currency as the Letter of Credit in respect of which such Collateral Cover has been provided.

7.3	Amount of Collateral Cover

(a)	The Agent shall determine the Collateral Amount starting on the first Utilisation Date and Monthly thereafter.

(b)	In determining the Collateral Amount, the deemed value of any Cash will be:

(i)	in relation to any Cash denominated in U.S. Dollars provided as Collateral Cover for any Letter of Credit denominated in an Optional Currency, 93 per cent. of the Fair Market Value of such Cash; and

(ii)	in relation to any Cash (other than Cash referred to in paragraph (i) above), 100 per cent. of the Fair Market Value of such Cash.

(c)	In determining the Collateral Amount, the deemed value of any Money Market Mutual Funds will be 95 per cent. of the Fair Market Value of such securities.

(d)	In determining the Collateral Amount, the deemed value of any Government Debt Securities will be:

(i)	in relation to any Short Term Securities denominated in U.S. Dollars and issued by the government of the United States of America which are provided as Collateral Cover for any Letter of Credit denominated in an Optional Currency, 93 per cent. of the Fair Market Value of such Short Term Securities; and

(ii)	in relation to any Short Term Securities (other than Short Term Securities referred to in paragraph (i) above), 100 per cent. of the Fair Market Value of such debt securities;

(iii)	in relation to any Medium Term Securities, 90 per cent. of the Fair Market Value of such debt securities;

(iv)	in relation to any Long Term Securities, 85 per cent. of the Fair Market Value of such debt securities; and

(v)	in relation to any Very Long Term Securities, 80 per cent. of the Fair Market Value of such debt securities.

(e)	In determining the Collateral Amount, the deemed value of any Government Agency Debt Securities will be:

(i)	in relation to any Short Term Securities or Medium Term Securities, 90 per cent. of the Fair Market Value of such debt securities;

(ii)	in relation to any Long Term Securities, 85 per cent. of the Fair Market Value of such debt securities; and

(iii)	in relation to any Very Long Term Securities, 80 per cent. of the Fair Market Value of such debt securities.

(f)	If the Collateral Cover consists of Cash or debt securities denominated in a currency other than the Base Currency the Collateral Amount shall be determined using the Agent’s Spot Rate of Exchange on the date of calculation.

(g)	For the avoidance of doubt, any Collateral Cover provided in accordance with paragraph (d) of Clause 21.14 (Acceleration) shall be included when making any calculations in accordance with Clause 7.3 (Amount of Collateral Cover).

7.4	Information

On each Business Day the Guarantor shall supply to the Agent with sufficient details of the Collateral Amount held in the Custody Accounts in order to enable it to calculate the Collateral Amount under Clause 7.3 (Amount of Collateral Cover).

SECTION 4

PREPAYMENT AND CANCELLATION

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Bank to perform any of its obligations as contemplated by this Agreement or to maintain or to allow to remain outstanding its participation in any Letter of Credit:

(a)	that Bank shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Guarantor, that Bank shall not thereafter be obliged to participate in any Letter of Credit or issue any Letter of Credit and the Stated Amount of that Bank will be immediately cancelled; and

(c)	if the Agent on behalf of that Bank so requires, the Guarantor shall procure that the Borrower shall on such date as the Agent (acting on the instructions of that Bank) specifies to the Guarantor on no less than 5 Business Days’ notice, ensure that the liabilities of that Bank under or in respect of each outstanding Letter of Credit are reduced to zero or otherwise secured by the provision of full Collateral Cover in respect of that Bank’s participation in each outstanding Letter of Credit.

8.2	Change of control

(a)	If any person or group of persons acting in concert gains control of the Guarantor:

(i)	the Guarantor shall promptly notify the Agent upon becoming aware of that event;

(ii)	the Banks shall, without prejudice to the uncommitted nature of the Facility, on receipt of the Agent’s notice under paragraph (i) above enter into negotiations in good faith with the Guarantor for a period of not more than 30 days with a view to agreeing whether the Facility can continue to be made available on an uncommitted basis; and

(iii)	if no such agreement is reached within such 30 day period, and any Bank so requires, the Agent shall on the last day of that period cancel the Stated Amount of that Bank and require the Guarantor to procure that the liabilities of that Bank under or in respect of each outstanding Letter of Credit are reduced to zero or otherwise secured by the provision of full Collateral Cover in respect of that Bank’s participation in each outstanding Letter of Credit, whereupon the Guarantor will procure that such reduction or security is effected within that notice period, the Stated Amount of that Bank will be cancelled and all outstanding amounts under the Finance Documents will become immediately due and payable.

(b)	For the purpose of paragraph (a) above a person (the “First Person”) has “control” of another person (the “Second Person”) if the Second Person is a Subsidiary of the First Person.

(c)	For the purpose of paragraph (a) above “acting in concert” has the meaning given to it in the City Code on Takeovers and Mergers.

8.3	Voluntary cancellation

The Guarantor may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Banks may agree) prior notice, cancel the whole or any part (being a minimum amount of U.S.$5,000,000) of the Available Facility. Any cancellation under this Clause 8.3 shall reduce the Stated Amounts of the Banks rateably.

8.4	Voluntary prepayment of Utilisations

The Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Banks may agree) prior notice, prepay the whole or any part of a Utilisation (but, if in part, being an amount that reduces the Base Currency Amount of the Utilisation by a minimum amount of U.S.$5,000,000).

8.5	Right of repayment and cancellation in relation to a single Bank

(a)	If:

(i)	any sum payable to any Bank by an Obligor is required to be increased under paragraph (c) of Clause 11.2 (Tax gross-up); or

(ii)	any Bank claims indemnification from the Guarantor under Clause 11.3 (Tax indemnity) or Clause 12.1 (Increased costs),

the Guarantor may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent not less than 10 Business Days’ notice of cancellation of the Stated Amount of that Bank and its intention to procure that the liabilities of that Bank under each outstanding Letter of Credit are reduced to zero and/or that Collateral Cover will be provided in respect of that Banks’ participation in each outstanding Letter of Credit.

(b)	No later than the date the notice referred to in paragraph (a) above expires, the Guarantor shall procure that the liabilities of that Bank under each outstanding Letter of Credit are reduced to zero and/or that Collateral Cover is provided in respect of that Bank’s participation in each outstanding Letter of Credit.

(c)	On receipt of a notice of cancellation referred to in paragraph (a) above, that Bank shall not thereafter be obliged to participate in any Letter of Credit or issue any Letter of Credit and the Stated Amount of that Bank shall immediately be reduced to zero.

8.6	Right of cancellation in relation to a Non-Acceptable L/C Bank

(a)	If any Bank becomes a Non-Acceptable L/C Bank, the Guarantor may, at any time whilst the Bank continues to be a Non-Acceptable L/C Bank, give the Agent 10 Business Days’ notice of cancellation of the Available Stated Amount of that Bank.

(b)	On the notice referred to in paragraph (a) above becoming effective, the Available Stated Amount of the Non-Acceptable L/C Bank shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Banks.

8.7	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made without premium or penalty.

(c)	The Borrower shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Stated Amounts except at the times and in the manner expressly provided for in this Agreement.

(d)	Subject to Clause 2.3 (Increase), no amount of the Total Stated Amount cancelled under this Agreement may be subsequently reinstated.

(e)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Guarantor or the affected Bank, as appropriate.

(f)	If all or part of a Utilisation under the Facility is repaid or prepaid and is not available for redrawing, an amount of the Stated Amounts (equal to the Base Currency Amount of the amount of the Utilisation which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (f) shall reduce the Stated Amounts of the Banks rateably under the Facility.

SECTION 5

COSTS OF UTILISATION

9.	DEFAULT INTEREST

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Claim Amount) on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, is the sum of:

(A)	the L/C Fee Rate plus 1 per cent; and

(B)	in respect of a particular Bank, the rate notified to the Agent by that Bank as soon as practicable following the due date for payment of such amount, to be that which expresses as a percentage rate per annum the cost which that Bank would incur in funding an amount equal to such overdue amount from whatever source it may reasonably select.

Any interest accruing under this Clause 9 shall be immediately payable by the Obligor on demand by the Agent.

(b)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each successive period of three months for which that overdue amount is outstanding but will remain immediately due and payable.

10.	FEES

10.1	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

10.2	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

10.3	Security Agency fee

The Borrower shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

10.4	Letter of Credit Administration fee

The Borrower shall, within 3 Business Days of the Utilisation Date of a Letter of Credit, pay to the Agent (for its own account) an administration fee of U.S.$150.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

11.	TAX GROSS UP AND INDEMNITIES

11.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 11 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Guarantor shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Bank shall notify the Agent on becoming so aware in respect of a payment payable to that Bank. If the Agent receives such notification from a Bank it shall notify the Guarantor and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

11.3	Tax indemnity

(a)	The Guarantor shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 11.2 (Tax gross-up).

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Guarantor.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 11.3, notify the Agent.

11.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

11.5	Stamp taxes

The Guarantor shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

11.6	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 11.6 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.	INCREASED COSTS

12.1	Increased costs

(a)	Subject to Clause 12.3 (Exceptions) the Guarantor shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation of or application of or compliance with Basel III.

(b)	In this Agreement

“Basel III” means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party to the extent that it is attributable to that Finance Party having entered into its Stated Amount or performing its obligations under any Finance Document.

12.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 12.1 (Increased costs), shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Guarantor.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

12.3	Exceptions

(a)	Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 11.3 (Tax indemnity) applied); or

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(iv)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 12.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 11.1 (Definitions).

13.	OTHER INDEMNITIES

13.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2	Other indemnities

The Guarantor shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)	participating, or making arrangements to participate, in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower or the Guarantor.

13.3	Indemnity to the Agent and the Security Agent

The Guarantor shall promptly indemnify the Agent and the Security Agent against any cost, loss or liability incurred by the Agent or the Security Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	taking, holding, protecting or enforcing any Security created pursuant to any Finance Document; or

(d)	exercising any of the rights, powers, discretions or remedies vested in it under any Finance Document or by law.

14.	MITIGATION BY THE BANKS

14.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Guarantor, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

14.2	Limitation of liability

(a)	The Guarantor shall, as soon as reasonably practicable and in any event within three Business Days of demand, indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15.	COSTS AND EXPENSES

15.1	Transaction expenses

The Guarantor shall, as soon as reasonably practicable and in any event within three Business Days of demand, pay the Agent, the Security Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

15.2	Amendment costs

If an Obligor requests an amendment, waiver or consent the Guarantor shall, as soon as reasonably practicable and in any event within three Business Days of demand, reimburse the Finance Parties for the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of that request and related documentation and reimburse the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by it in responding to, evaluating, negotiating or complying with that request.

15.3	Enforcement costs

The Guarantor shall, as soon as reasonably practicable and in any event within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

15.4	Security Agent expenses

The Guarantor shall promptly on demand pay the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the Control Agreement or the administration or release of any Security created pursuant to any Security Document.

SECTION 7

GUARANTEE

16.	GUARANTEE AND INDEMNITY

16.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall within three Business Days of demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party within three Business Days of demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 16 if the amount claimed had been recoverable on the basis of a guarantee.

16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 16 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

16.4	Waiver of defences

The obligations of the Guarantor under this Clause 16 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 16 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security, including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

16.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 16. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 16.

16.7	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent (or, as the case may be, the Security Agent) otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 16:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 16.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment mechanics).

16.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable, subject to:

(a)	any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 24 (Changes to the Obligors); or

(b)	in the case of any Security Document, the requirements specified at the end of Clause 17.5 (Validity and admissibility in evidence).

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it in a manner or to an extent which would have a Material Adverse Effect,

nor (except as provided in any Security Document) result in the existence of, or oblige it to create, any Security over any of its assets.

17.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	to enable it to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have,

have been obtained or effected and are in full force and effect save for the making of the appropriate registrations of the Security Documents in the United States of America with the Washington D.C. Recorder of Deeds and in Bermuda with the office of the Registrar of Companies.

17.6	Governing law and enforcement

Subject to any reservations specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 24 (Changes to the Obligors):

(a)	the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

17.7	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Bank.

17.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.9	Taxation

(a)	It is not materially overdue in the filing of any Tax returns (where applicable) in circumstances where such delay could reasonably be expected to have a Material Adverse Effect.

(b)	To the best of its knowledge and belief having made reasonable enquiry no claims are being or are reasonably likely to be asserted against it with respect to Taxes which are reasonably likely to be adversely determined and if so determined could reasonably be expected to have a Material Adverse Effect.

17.10	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which could reasonably be expected have a Material Adverse Effect.

17.11	No misleading information

(a)

All factual information provided in writing by or on behalf of any Obligor to a Finance Party in relation to the Finance Documents and the transactions contemplated thereby was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Nothing has:

(i)	occurred prior to the date of this Agreement which has not been disclosed to the Finance Parties in writing; or

(ii)	been omitted or been given or withheld,

that results in any of the information referred to in paragraph (a) above being untrue or misleading in any material respect.

17.12	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Guarantor) as at the end of and for the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Guarantor) since 31 March 2012.

17.13	Pari Passu

(a)	Subject to the requirements specified at the end of Clause 17.5 (Validity and admissibility in evidence), each Security Document creates (or, once entered into, will create) in favour of the Security Agent for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)	Without limiting paragraph (a) above, its payment obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, could reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

17.15	Title

It has good and marketable title to the assets subject to the Security created by it pursuant to any Security Document, free from all Security except the Security created pursuant to, or permitted by, the Finance Documents.

17.16	Solvency

No proceedings specified in Clause 21.7 (Insolvency Proceedings) have been commenced or, so far as it is aware having made reasonable enquiry, threatened against it.

17.17	Compliance with Bermudan Insurance Regulation

It has, if applicable, complied with the conditions, obligations and requirements attached to its registration as an insurer under the Insurance Act 1978 of Bermuda as amended and restated

and the regulations thereunder including the Insurance Code of Conduct as published by the Bermudan Monetary Authority and it has all consents, licences, approvals or authorisations required from the Insurance Regulatory Authority.

17.18	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the first day of each Term;

(b)	the date of each Utilisation Request and each date on which a Letter of Credit is (or is to be) issued or renewed in accordance with Clause 5.5 (Automatic Renewal of a Letter of Credit); and

(c)	the dates which are at six monthly intervals after the date of issue of a Letter of Credit until the Expiry Date of that Letter of Credit.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 (apart from the undertakings in Clause 18.5 (Information: miscellaneous), 18.6 (Notification of default), Clause 18.7 (Use of websites) and Clause 18.8 (“Know your customer” checks)) remain in force and are required to be complied with only during any L/C Outstanding Period. The undertakings in Clause 18.5 (Information: miscellaneous), Clause 18.6 (Notification of default), Clause 18.7 (Use of websites) and Clause 18.8 (“Know your customer” checks) remain in force and are required to be complied with from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Stated Amount is in force.

18.1	Financial statements

The Guarantor shall supply to the Agent in sufficient copies for all the Banks:

(a)	as soon as the same become available, but in any event within 90 days (or, if earlier and if applicable to the Guarantor, the fifth Business Day following the annual report deadline under the Exchange Act rules and regulations) after the end of each of its financial years, its audited consolidated financial statements along with the accompanying notes for that financial year; and

(b)	as soon as the same become available, but in any event within 45 days (or, if earlier and if applicable to the Guarantor, the fifth Business Day following the annual report deadline under the Exchange Act rules and regulations) after the end of each of the first three fiscal quarters in each of its financial years, its unaudited consolidated financial statements, as of the end of and for such fiscal quarter.

18.2	Borrower Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Banks as soon as the same become available, but in any event within five Business Days after approval of the board of directors of the Borrower, the audited consolidated financial statements of the Borrower and its Subsidiaries along with the accompanying notes thereto.

18.3	Compliance Certificate

(a)	The Guarantor shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by two Financial Officers of the Guarantor.

18.4	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Guarantor pursuant to Clause 18.1 (Financial statements) shall be certified by a Financial Officer of the relevant company as fairly representing its (or, as the case may be, its consolidated) financial condition as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Guarantor shall procure that each set of financial statements of the Borrower delivered pursuant to 18.2 (Borrower Financial statements) is prepared using GAAP.

(c)	The Guarantor shall procure that each set of financial statements of the Guarantor delivered pursuant to 18.1 (Financial statements) is prepared using GAAP and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements of the Guarantor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Guarantor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Banks to determine whether Clause 19 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Guarantor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(d)	If the Guarantor notifies the Agent of a change in accordance with paragraph (b) of this Clause 18.4 the Guarantor and the Agent shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. To the extent practicable these amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations in this Agreement. If any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

18.5	Information: miscellaneous

The Guarantor shall supply to the Agent (in sufficient copies for each Bank, to the extent that Bank has not already received such information or documents in accordance with the provisions of another agreement, if the Agent so requests):

(a)	all documents dispatched by the Guarantor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly after filing with the relevant Insurance Regulatory Authority and in any event within 150 days after the end of each financial year, a copy of the Borrower’s “Statement of Actuarial Opinion” as to the adequacy of the Borrower’s loss reserves as of such financial year end in the format prescribed by the applicable insurance laws of the Borrower’s jurisdiction of domicile;

(c)	no later than five Business Days after the sending, filing or receipt thereof, all documents in respect of (i) all reports on Form 10-Q or Form 10-K (or their successor forms) or registration statements and prospectuses (other than on Form S-8 or its successor form) that the Guarantor or the Borrower shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or to any national securities exchange, (ii) all reports on Form A (or any successor form) that the Borrower shall file with any Insurance Regulatory Authority, (iii) all material reports on examination or similar material reports, financial examination reports or market conduct examination reports by any Insurance Regulatory Authority or other Governmental Authority with respect to the Borrower’s insurance business and (iv) all material filings made under applicable state insurance holding company acts by the Guarantor or the Borrower, including filings seeking approval of transactions with Affiliates, thereof;

(d)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which could, if adversely determined, have a Material Adverse Effect; and

(e)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

18.6	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Guarantor shall supply to the Agent a certificate signed by two of its Financial Officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.7	Use of websites

(a)	The Guarantor may satisfy its obligation under this Agreement to deliver any information in relation to those Banks (the “Website Banks”) who accept this method of communication by posting this information onto an electronic website designated by the Guarantor and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Banks) that it will accept communication of the information by this method;

(ii)	both the Guarantor and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Guarantor and the Agent.

If any Bank (a “Paper Form Bank”) does not agree to the delivery of information electronically then the Agent shall notify the Guarantor accordingly and the Guarantor shall supply the information to the Agent (in sufficient copies for each Paper Form Bank) in paper form. In any event the Guarantor shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Bank with the address of and any relevant password specifications for the Designated Website following designation of that website by the Guarantor and the Agent.

(c)	The Guarantor shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Guarantor becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Guarantor notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Guarantor under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Bank is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Bank may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Guarantor shall comply with any such request within ten Business Days.

18.8	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Bank of any of its rights and obligations under this Agreement to a party that is not a Bank prior to such assignment or transfer,

obliges the Agent or any Bank (or, in the case of paragraph (iii) above, any prospective new Bank) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Bank) or any Bank (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Bank) in order for the Agent, such Bank or, in the case of the event described in paragraph (iii) above, any prospective new Bank to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Bank shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.	FINANCIAL COVENANTS

The undertakings in this Clause 19 remain in force and are required to be complied with only during any L/C Outstanding Period.

19.1	Financial condition

The Guarantor shall ensure that:

(a)	Consolidated Tangible Net Worth will not at any time be less than the Consolidated Tangible Net Worth Amount;

(b)	the ratio of Consolidated Indebtedness to Total Capitalisation shall not at any time be greater than 0.35 to 1.0; and

(c)	the Borrower shall at all times maintain a financial strength rating of not less than B++ with A.M. Best.

19.2	Financial covenant calculations

Consolidated Tangible Net Worth, Consolidated Tangible Net Worth Amount, Consolidated Indebtedness and Total Capitalisation shall be calculated and interpreted on a consolidated basis in accordance with the GAAP applicable to the Original Financial Statements of the Guarantor and shall be expressed in U.S. Dollars.

19.3	Definitions

In this Clause 19:

“Capital Stock” means (i) with respect to any person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such person, and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Consolidated Indebtedness” means, as of any date, the aggregate (without duplication) of all Financial Indebtedness (whether or not reflected on the balance sheet of the Guarantor or any of its Subsidiaries) of the Guarantor and its Subsidiaries, determined on a consolidated basis in accordance with GAAP (excluding the effects of Accounting Standards Codification 810 released by the FASB), and for the avoidance of doubt (i) shall include the obligations of the Guarantor or its Subsidiaries under any Hybrid Equity Securities if the total book value of such Hybrid Equity Securities (excluding the effects of Accounting Standards Codification 810 released by the FASB) exceeds 15% of Total Capitalisation but only to the extent of such excess, and (ii) shall not include (A) the stated amount of any letters of credit issued for the account of any Obligor in the ordinary course of its business to the extent such letters of credit are undrawn and secured by Collateral Cover and (B) Financial Indebtedness owing between one member of the Group and another.

“Consolidated Net Income” means, for any period, net income (or loss) available to common shareholders of the Guarantor and its Subsidiaries for such period, and as reflected on the consolidated financial statements of the Guarantor and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, as of any date, the consolidated shareholders’ equity of the Guarantor and its Subsidiaries determined in accordance with GAAP and as reflected on the consolidated financial statements of the Guarantor and its Subsidiaries (including the total book value of any Hybrid Equity Securities (excluding the effects of Accounting Standards Codification 810 released by the FASB), that in the aggregate represents up to and including 15% of Total Capitalisation), excluding (i) accumulated other comprehensive income (loss) (including any such income (loss) arising from adjustments pursuant to Accounting Standards Codification 320 released by the FASB) and (ii) any Disqualified Capital Stock.

“Consolidated Tangible Net Worth” means, as of any date, the Consolidated Net Worth of the Guarantor and its Subsidiaries on such date less the amount of all intangible items included therein, including goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets, but not including deferred acquisition costs.

“Consolidated Tangible Net Worth Amount” means (i) the sum of (A) U.S.$1,250,000,000, plus (B) 50% of Consolidated Net Income for each financial year (beginning with the financial year ending 31 December 2012) for which Consolidated Net Income (measured at the end of each such financial year) is a positive amount plus (C) 75% of the aggregate increases in shareholders’ equity of the Guarantor after 31 March 2012, by reason of the issuance or sale of Capital Stock of the Guarantor (other than the issuance of Capital Stock by the Guarantor or any Subsidiary to their respective directors, officers and employees pursuant to employee benefit plans, employment agreements or other employment arrangements approved by the board of directors of the Guarantor or such Subsidiary) or the issuance and sale of Capital Stock of any Subsidiary of the Guarantor or other capital contribution to the Guarantor, minus (ii) the amount of any extraordinary dividend payment or repurchase of Capital Stock of the Guarantor made during the term of this Agreement so long as and after giving effect thereto, (a) Consolidated Tangible Net Worth is not less than U.S.$1,250,000,000, (b) no Default or Event of Default has occurred and is continuing and (c) each such payment or repurchase has been approved by the board of directors of the Guarantor.

“Disqualified Capital Stock” means, with respect to any person, that portion of any Capital Stock of such person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (A) debt securities or (B) any Capital Stock referred to in (i) or (ii) above, in each case under (i), (ii) and (iii) above at any time on or prior to the date which is 60 Months after the date of this Agreement.

“Hybrid Equity Securities” means that portion of any class of hybrid preferred securities consisting of trust preferred securities, deferrable interest subordinated debt securities, mandatory convertible debt or other hybrid securities that are (i) shown on the consolidated financial statements of the Guarantor as liabilities, (ii) accorded equity treatment by S&P and (iii) by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable) or upon the happening of any event or otherwise, do not mature, are not mandatorily redeemable or are not subject to any mandatory repurchase requirement, at any time on or prior to the date which is 54 Months after the date of this Agreement.

“Total Capitalisation” means, as of any date, the sum of (i) Consolidated Net Worth as of such date plus (ii) Consolidated Indebtedness as of such date.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 (apart from the undertakings in Clause 20.1 (Authorisations), Clause 20.2 (Compliance with laws), Clause 20.4 (Merger), Clause 20.5 (Change of business) and Clause 20.8 (Taxes)) remain in force and are required to be complied with only during any L/C Outstanding Period. The undertakings in Clause 20.1 (Authorisations), Clause 20.2 (Compliance with laws), Clause 20.4 (Merger), Clause 20.5 (Change of business) and Clause 20.8 (Taxes) remain in force and are required to be complied with from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Stated Amount is in force.

20.1	Authorisations

(a)	Each Obligor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation or, in respect of the Borrower only, by the Insurance Regulatory Authority to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

(b)	Each Obligor shall promptly make the relevant registrations and comply with the other requirements in its jurisdiction of incorporation specified at the end of Clause 17.5 (Validity and admissibility in evidence).

20.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Negative pledge

In this Clause 20.3 and Clause 7.2 (Form of Collateral Cover), “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	No Obligor shall create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	any Security or Quasi-Security listed in Schedule 8 (Existing Security/Quasi-Security) except to the extent the principal amount secured by that Security or Quasi-Security exceeds the amount stated in that Schedule;

(ii)	any Security or Quasi-Security created pursuant to any of the Security Documents;

(iii)

(A)	any Security created by an Obligor in the ordinary course of its banking or investment arrangements under the customary terms of a bank or securities intermediary where such member maintains an account; or

(B)	any netting or set-off arrangement entered into by an Obligor in the ordinary course of its banking arrangements or its reinsurance activities for the purpose of netting debit and credit balances;

(iv)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by an Obligor for the purpose of:

(A)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(v)	any Security or Quasi-Security granted by one Obligor to another;

(vi)	any lien or right of set off arising by operation of law and in the ordinary course of trading;

(vii)	any Security arising by virtue of trust arrangements, withheld balances, or any other collateral or security arrangements (including letters of credit) incurred in connection with reinsurance obligations in the ordinary course of business or capital support agreements or any other agreements by the Guarantor in support of the capital of the Borrower, or guarantees or any other agreements by the Guarantor guaranteeing the obligations of the Borrower under reinsurance agreements entered into in the ordinary course of business;

(viii)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangements or arrangements having similar effect in respect of goods supplied to an Obligor in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by an Obligor; and

(ix)	any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by an Obligor other than any permitted under paragraphs (i) to (ix) above) does not exceed U.S.$100,000,000 (or its equivalent in another currency or currencies).

20.4	Merger

No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction, provided that this shall not prohibit any amalgamation, demerger, merger or corporate reconstruction where all parties are solvent and which takes place with the prior consent of the Majority Banks.

20.5	Change of business

The Guarantor shall procure that no substantial change is made to the general nature of the business of the Guarantor or the Group or the Obligors taken as a whole from that carried on at the date of this Agreement.

20.6	Insurance

Each Obligor shall maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business.

20.7	Financial Indebtedness

No Obligor shall incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness other than:

(i)	any Financial Indebtedness owed by one Obligor to another Obligor;

(ii)	Financial Indebtedness which is fully subordinated (on terms satisfactory to the Majority Banks (acting reasonably)) to all claims of the Finance Parties under the Finance Documents;

(iii)	any Financial Indebtedness incurred pursuant to the Bilateral Facility, provided that the maximum principal amount of all such Financial Indebtedness does not at any time exceed U.S.$100,000,000;

(iv)	Financial Indebtedness pursuant to the Syndicated Facility; and

(v)	Financial Indebtedness not permitted by paragraphs (i) to (iv) above, provided that the maximum aggregate amount of all such Financial Indebtedness of all members of the Group does not at any time exceed U.S.$100,000,000.

20.8	Taxes

(a)	Each Obligor shall pay all Taxes required to be paid by it within the time period allowed for payment without incurring any penalties for non payment.

(b)	Paragraph (a) above does not apply to any Taxes:

(i)	being contested by the relevant member of the Group in good faith and in accordance with the relevant procedures;

(ii)	which have been disclosed in its financial statements and for which adequate reserves are being maintained in accordance with GAAP; and

(iii)	where payment can be lawfully withheld and will not result in the imposition of any penalty nor in any Security ranking in priority to the claims of any Finance Party under any Finance Document.

(c)	No Obligor may change its residence for Tax purposes without the prior consent of the Majority Banks.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 21 is an Event of Default (save for Clause 21.14 (Acceleration)).

21.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 3 Business Days of its due date.

21.2	Financial covenants

Any requirement of Clause 19 (Financial covenants) is not satisfied.

21.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the earlier of: (i) the Agent giving notice to the Guarantor and (ii) the Guarantor becoming aware of the failure to comply.

21.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the misrepresentation is capable of remedy and is remedied within 30 days of the earlier of: (i) the Agent giving notice to the Guarantor and (ii) the Guarantor becoming aware of the misrepresentation.

21.5	Cross default and cross collateralisation

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	Any collateral (in the form of cash, securities or any other form) is provided by a member of the Group to any of its creditors following, or in order to avoid, a breach or default by a member of the Group in relation to any of its Financial Indebtedness.

(f)	No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (e) above is less than U.S.$25,000,000 (or its equivalent in any other currency or currencies).

21.6	Insolvency

(a)	A member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

(d)	This Clause 21.6 shall not apply to Platinum UK.

21.7	Insolvency proceedings

(a)	A resolution of its shareholders or directors is passed for the suspension of payments of any member of the Group;

(b)	a resolution is passed or a meeting of its shareholders or directors is convened for the purpose of considering a resolution for winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(c)	a composition, compromise, assignment or arrangement is made with any creditor of any member of the Group;

(d)	a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer is appointed in respect of any member of the Group or any of its assets or an application is made or petition is presented to a court, or a notice is given or filed, in relation to the appointment of such an officer; or

(e)	any Security over any assets of any member of the Group is enforced,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 21.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 45 days of commencement and shall not apply to Platinum UK.

21.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group and is not discharged within 30 days.

21.9	Ownership of the Obligors

The Borrower is not or ceases to be a Subsidiary of the Guarantor.

21.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

21.11	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.12	Security

Any Security Document is not in full force and effect or does not create in favour of the Security Agent for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

21.13	Failure to comply with final judgment

An obligor fails to comply with the final, non-appealable judgment by a court of competent jurisdiction, where such failure could reasonably be expected to have a Material Adverse Effect.

21.14	Acceleration

On and at any time after the occurrence of an Event of Default, the Agent may, and shall if so directed by the Majority Banks, by notice to the Guarantor:

(a)	cancel the Total Stated Amounts whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with all fees and other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Banks; and/or

(d)	declare that full Collateral Cover in respect of that Letter of Credit in the form of Cash denominated in the same currency as that Letter of Credit is immediately due and payable whereupon it shall become immediately due and payable.

22.	TRANSFER OF COLLATERAL

If at any time:

(a)	the Custodian’s long-term credit rating with falls below A- (or such lower rating from time to time as may be agreed by the Majority Banks) with S&P or A3 with Moody’s; or

(b)	there is a default which is continuing by the Custodian on any obligation or duty owed to the Security Agent,

the Security Agent may transfer, or require the Borrower to transfer, the Collateral from the Custody Accounts to an account or accounts with the Security Agent and the Borrower shall, at its own cost:

(a)	execute and deliver a new account control agreement and pledge agreement, substantially in the form of the Control Agreement and Pledge Agreement; and

(b)	take such further steps and execute and deliver such further documents as the Security Agent may reasonably request in respect of the foregoing.

SECTION 9

CHANGES TO PARTIES

23.	CHANGES TO THE BANKS

23.1	Assignments and transfers by the Banks

Subject to this Clause 23, a Bank (the “Existing Bank”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Bank”).

23.2	Conditions of assignment or transfer

(a)	The consent of the Guarantor is required for an assignment or transfer by an Existing Bank, unless the (i) assignment or transfer is to another Bank or (ii) the assignment or transfer is made at a time when an Event of Default is continuing.

(b)	The consent of the Guarnator to an assignment or transfer must not be unreasonably withheld or delayed. The Guarantor will be deemed to have given its consent five Business Days after the Existing Bank has requested it unless consent is expressly refused by the Guarantor within that time.

(c)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Bank (in form and substance satisfactory to the Agent) that the New Bank will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Bank; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Bank, the completion of which the Agent shall promptly notify to the Existing Bank and the New Bank.

(d)	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Bank assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Bank or Bank acting through its new Facility Office under Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased Costs), then the New Bank or Bank acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Bank or Bank acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (e) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(f)	Each New Bank, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Bank or Banks in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Bank would have been had it remained a Bank.

23.3	Assignment or transfer fee

The New Bank shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) an agreed fee.

23.4	Limitation of responsibility of Existing Banks

(a)	Unless expressly agreed to the contrary, an Existing Bank makes no representation or warranty and assumes no responsibility to a New Bank for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Bank confirms to the Existing Bank and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Stated Amount is in force.

(c)	Nothing in any Finance Document obliges an Existing Bank to:

(i)	accept a re-transfer or re-assignment from a New Bank of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Bank by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Bank and the New Bank. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Bank and the New Bank once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Bank.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Bank seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Bank shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Bank shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Bank have assumed and/or acquired the same in place of that Obligor and the Existing Bank;

(iii)	the Agent, the Arranger, the Security Agent, the New Bank and other Banks shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Bank been an Original Bank with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent and the Existing Bank shall each be released from further obligations to each other under the Finance Documents;

(iv)	the Agent shall provide an updated Letter of Credit Schedule of L/C Stated Amounts to the Beneficiary in accordance with Clause 5.6 (Adjusted Letter of Credit Schedule). The L/C Stated Amounts after the Transfer Date shall be no less than the L/C Stated Amounts prior to the Transfer Date; and

(v)	the New Bank shall become a Party as a “Bank”.

23.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Bank and the New Bank. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Bank and the New Bank once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Bank.

(c)	On the Transfer Date:

(i)	the Existing Bank will assign absolutely to the New Bank the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Bank will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Bank shall become a Party as a “Bank” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Banks may utilise procedures other than those set out in this Clause 23.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 23.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Banks nor the assumption of equivalent obligations by a New Bank) provided that they comply with the conditions set out in Clause 23.2 (Conditions of assignment or transfer).

23.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Guarantor

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Guarantor a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

23.8	Security over Banks’ rights

In addition to the other rights provided to Banks under this Clause 23, each Bank may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Bank including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Bank which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Bank as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Bank from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Bank as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Bank under the Finance Documents.

24.	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10

THE FINANCE PARTIES

25.	ROLE OF THE AGENT, THE SECURITY AGENT AND THE ARRANGER

25.1	Appointment of the Agent and the Security Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party appoints the Security Agent to act as security trustee under and in connection with the Finance Documents.

(c)	Each other Finance Party authorises each of the Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agent and the Security Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 23.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Guarantor), paragraph (a) above shall not apply to any Transfer Certificate, to any Assignment Agreement or to any Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)	If the Agent is aware of the non-payment of any amount payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent shall promptly send to the Security Agent such certification as the Security Agent may require pursuant to paragraph 7 (Basis of distribution) of Schedule 6 (Security agency provisions).

(g)	The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

25.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	Role of the Security Agent

The Security Agent shall not be an agent of (except as expressly provided in any Finance Document) any Finance Party under or in connection with any Finance Document.

25.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, the Security Agent (except as expressly provided in any Finance Document) or the Arranger as a trustee or fiduciary of any other person.

(b)

Neither the Agent, the Security Agent (except as expressly provided in any Finance Document) nor the Arranger shall be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account.

25.6	Business with the Group

The Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.7	Rights and discretions of the Agent and the Security Agent

(a)	The Agent and the Security Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent and the Security Agent may assume unless it has received notice to the contrary in its capacity as agent for the Banks or, as the case may be, as security agent or security trustee for the Finance Parties, that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Banks has not been exercised; and

(iii)	any notice or request made by the Guarantor (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	Each of the Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each of the Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Security Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.8	Majority Banks’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent and the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent or Security Agent

(as the case may be) in accordance with any instructions given to it by the Majority Banks (or, if so instructed by the Majority Banks, refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent, as the case may be) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Banks.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Banks will be binding on all the Finance Parties.

(c)	Each of the Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Banks (or, if appropriate, the Banks) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Banks (or, if appropriate, the Banks), each of the Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Banks.

(e)	Neither the Agent nor the Security Agent is authorised to act on behalf of a Bank (without first obtaining that Bank’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.9	Responsibility for documentation

Neither the Agent, the Security Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 28.10 (Disruption to Payment Systems etc.)), the Agent will not be liable including without limitation for negligence or any other category of liability whatsoever for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent or the Security Agent) may take any proceedings against any officer, employee or agent of the Agent or the Security Agent in respect of any claim it might have against the Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or the Security Agent may rely on this Clause.

(c)	Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, the Security Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Bank and each Bank confirms to the Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or the Arranger.

25.11	Banks’ indemnity to the Agent and the Security Agent

Each Bank shall (in proportion to its share of the Total Stated Amounts or, if the Total Stated Amounts are then zero, to its share of the Total Stated Amounts immediately prior to their reduction to zero) indemnify the Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability including without limitation for negligence or any other category of liability whatsoever incurred by the Agent or the Security Agent (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful misconduct) (or in the case of any cost, loss or liability pursuant to Clause 28.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s or the Security Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent or the Security Agent) in acting as Agent or the Security Agent under the Finance Documents (unless the Agent or the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.12	Resignation of the Agent or the Security Agent

(a)	The Agent or the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Guarantor.

(b)	Alternatively the Agent or the Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Guarantor, in which case the Majority Banks (after consultation with the Guarantor) may appoint a successor Agent or, as the case may be, Security Agent.

(c)	If the Majority Banks have not appointed a successor Agent or, as the case may be, Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent or, as the case may be, Security Agent (after consultation with the Guarantor) may appoint a successor Agent or Security Agent.

(d)	The retiring Agent or Security Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent or Security Agent under the Finance Documents.

(e)	The resignation notice of the Agent or Security Agent shall only take effect upon the appointment of a successor and, in the case of the Security Agent, upon the transfer of all of the Security Property to that successor.

(f)	Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Guarantor, the Majority Banks may, by notice to the Agent or, as the case may be, the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent or, as the case may be, the Security Agent, shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Guarantor.

25.13	Confidentiality

(a)	The Agent (in acting as agent for the Finance Parties) and the Security Agent (in acting as security agent or trustee for the Finance Parties) shall be regarded as acting through its respective agency or security agency or trustee division which, in each case, shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent or, as the case may be, the Security Agent, it may be treated as confidential to that division or department and the Agent or, as the case may be, the Security Agent, shall not be deemed to have notice of it.

25.14	Relationship with the Banks

(a)	The Agent may treat the person shown in its records as Bank at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Bank acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days prior notice from that Bank to the contrary in accordance with the terms of this Agreement.

(b)	Any Bank may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Bank under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Bank for the purposes of Clause 30.2 (Addresses) and paragraph (a)(iii) of Clause 30.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Bank.

25.15	Credit appraisal by the Banks

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms to the Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Bank has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.16	Reference Banks

If a Reference Bank ceases to be a Bank, the Agent shall (in consultation with the Guarantor) appoint another Bank to replace that Reference Bank.

25.17	Management Time of the Agent and the Security Agent

Any amount payable to the Agent or the Security Agent, under Clause 13.3 (Indemnity to the Agent and the Security Agent), Clause 15 (Costs and expenses) and Clause 25.11 (Banks’ indemnity to the Agent and Security Agent) shall include the cost of utilising its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as it may notify to the Borrower and the Banks, and is in addition to any fee paid or payable to it under Clause 10 (Fees).

25.18	Security Agency Provisions

The provisions of Schedule 6 (Security agency provisions) shall bind each Party.

25.19	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent or the Security Agent under the Finance Documents the Agent or the Security Agent (as the case may be) may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or the Security Agent (as the case may be) would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 28.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

27.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 27.2 (Redistribution of payments), of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

(a)	On each date on which an Obligor or a Bank is required to make a payment under a Finance Document, that Obligor (subject to Clause 28.11 (Payments to the Security Agent)) or Bank shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor), Clause 28.4 (Clawback) and Clause 28.11 (Payments to the Security Agent), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Bank, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

28.3	Distributions to an Obligor

The Agent and the Security Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)	Where a sum is to be paid to the Agent or the Security Agent under the Finance Documents for another Party, the Agent or, as the case may be, the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent or the Security Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent or, as the case may be, the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Agent or, as the case may be, the Security Agent, calculated by it to reflect its cost of funds.

28.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Agent or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any amount due but unpaid under Clauses 6.3 (Claims under a Letter of Credit) and 6.4 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Banks, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

28.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

28.8	Currency of account

(a)	Subject to paragraphs (b) to (d) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(d)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Guarantor); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Guarantor) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Guarantor that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Guarantor, consult with the Guarantor with a view to agreeing with the Guarantor such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Guarantor in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Guarantor shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

28.11	Payments to the Security Agent

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Agent may require:

(a)	any Obligor to pay all sums due under any Finance Document; or

(b)	the Agent to pay all sums received or recovered from an Obligor under any Finance Document,

in each case as the Security Agent may direct for application in accordance with the terms of the Security Documents.

29.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Guarantor, that identified with its name below;

(b)	in the case of each Bank or the Borrower, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Guarantor in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means, to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is prima facie evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No waiver or election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)	Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Banks and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Banks” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the L/C Fee Rate, the L/C Drawn Rate or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Stated Amount or any requirement that a cancellation of Stated Amounts reduces the Stated Amounts of the Banks rateably under the Facility;

(v)	a change to the Borrower or the Guarantor;

(vi)	any provision which expressly requires the consent of all the Banks;

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Banks), Clause 27 (Sharing among the Finance Parties) or this Clause 34;

(viii)	the release of any Security created pursuant to any Security Document or of any Pledged Assets (except as provided in any Security Document); or

(ix)	the nature or scope of the guarantee and indemnity granted under Clause 16 (Guarantee and indemnity).

shall not be made without the prior consent of all the Banks.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent or, as the case may be, the Arranger.

35.	CONFIDENTIALITY

35.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information) and Clause 35.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 25.14 (Relationship with the Banks));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom and to the extent that information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.8 (Security over Banks’ rights);

(vii)	who invests (or may potentially invest) in a securitisation (or similar transaction of broadly equivalent effect) of that Finance Party’s rights or obligations under the Finance Documents;

(viii)	to whom and to the extent that information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes concerning the Finance Documents;

(ix)	who is a Party; or

(x)	with the consent of the Guarantor;

in each case, such Confidential Information as that Finance Party shall reasonably consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi), (b)(vii) and (b)(viii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that in the case of paragraphs (b)(v) and b(viii) only there shall be no requirement to so inform if, in the reasonable opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Guarantor and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors.

35.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Stated Amounts;

(viii)	currencies of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	Termination Date for Facility;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Guarantor,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Guarantor and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

35.4	Entire agreement

This Clause 35 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Guarantor:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35 (Confidentiality).

35.7	Continuing obligations

The obligations in this Clause 35 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Stated Amounts have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

37.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Trusec Limited of 2 Lambs Passage, London EC1Y 8BB as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL BANK

Name of Original Bank	Stated Amount (U.S.$)
NATIONAL AUSTRALIA BANK LIMITED	75,000,000

SCHEDULE 2

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Obligors

(a)	A copy of the constitutional documents of each Obligor.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of the Guarantor (signed by a Financial Officer) confirming that borrowing or guaranteeing, as appropriate, the Total Stated Amounts would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded; confirming that the representations and warranties set out in Clause 17 (Representations) are true and accurate in all material respects and that no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) has occurred since 31 March 2012.

(e)	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Security

Confirmation from the Security Agent that it has received each of the following documents in form and substance satisfactory to it:

(a)	A copy of each Security Document, duly executed by the Parties to it.

(b)	A copy of the Control Agreement, duly executed by the Parties to it.

(c)	A copy of (i) a UCC-1 financing statement naming the Borrower as debtor and the Security Agent as secured party, unexecuted and in proper form for filing with the Washington D.C. Recorder of Deeds, and (ii) a Registrar of Companies prescribed Form No. 9 (Particulars of a Mortgage or Charge) naming the Borrower as the company and the Security Agent as the person entitled to the charge, in proper form for filing with the office of the Bermuda Registrar of Companies.

3.	Legal opinions

(a)	A legal opinion of Linklaters LLP, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Bank prior to signing this Agreement.

(b)	A legal opinion of Linklaters LLP, legal advisers to the Arranger and the Agent in New York, substantially in the form distributed to the Original Bank prior to signing this Agreement.

(c)	A legal opinion of Conyers Dill & Pearman Limited, legal advisers to the Borrower and Guarantor in Bermuda, substantially in the form distributed to the Original Bank prior to signing this Agreement.

4.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 38.2 (Service of process), if not an Obligor, has accepted its appointment.

(b)	A certified copy of the Foreign Exchange Letter and its letter of permission issued by the Bermuda Monetary Authority, Hamilton, Bermuda of each Obligor.

(c)	A certified copy of the Tax Assurance Letter issued by the Registrar of Companies for the Ministry of Business and Tourism for each Obligor.

(d)	A certificate of compliance issued by the Registrar of Companies in respect of each Obligor.

(e)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Guarantor accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(f)	The Original Financial Statements of each Obligor.

(g)	Evidence that the fees, costs and expenses then due from the Guarantor pursuant to Clause 10 (Fees) and Clause 15 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

SCHEDULE 3

UTILISATION REQUEST

From:	Platinum Underwriters Bermuda, Ltd. as Borrower

To:	National Australia Bank Limited as Agent

Dated:

Dear Sirs

Platinum Underwriters Holdings, Ltd. - U.S.$75,000,000 Facility Agreement

dated [                    ] (the “Agreement”)

1.	We wish to arrange for a Letter of Credit to be issued by the Agent on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ] or, if less, the Available Facility

Beneficiary:	[ ]

Term or Expiry Date:	[ ]

2.	We confirm that each condition specified in Clause 5.4 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.

3.	We attach a copy of the proposed Letter of Credit.

4.	This Utilisation Request is irrevocable.

Delivery Instructions:

[specify delivery instructions]

Yours faithfully authorised signatory for the Guarantor on behalf of Platinum Underwriters Bermuda, Ltd.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	National Australia Bank Limited as Agent

From:	[ ] (the “Existing Bank”) and [ ] (the “New Bank”)

Dated:

Platinum Underwriters Holdings, Ltd. - U.S.$75,000,000 Facility Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer):

(a)	The Existing Bank and the New Bank agree to the Existing Bank transferring to the New Bank by novation all or part of the Existing Bank’s Stated Amount, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Bank for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3.	The New Bank expressly acknowledges the limitations on the Existing Bank’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Banks).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Stated Amount/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Bank]	[New Bank]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                    ].

[to be confirmed]

By:

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

To:	National Australia Bank Limited as Agent and Platinum Underwriters Holdings, Ltd. as Guarantor, for and on behalf of each Obligor

From:	[ ] (the “Existing Bank”) and [ ] (the “New Bank”)

Dated:

Platinum Underwriters Holdings, Ltd. - U.S.$75,000,000 Facility Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 23.6 (Procedure for assignment):

(a)	The Existing Bank assigns absolutely to the New Bank all the rights of the Existing Bank under the Agreement and the other Finance Documents which relate to that portion of the Existing Bank’s Stated Amounts and participations in Letters of Credit under the Agreement as specified in the Schedule.

(b)	The Existing Bank is released from all the obligations of the Existing Bank which correspond to that portion of the Existing Bank’s Stated Amounts and participations in Letters of Credit under the Agreement specified in the Schedule.

(c)	The New Bank becomes a Party as a Bank and is bound by obligations equivalent to those from which the Existing Bank is released under paragraph (b) above.*

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Bank becomes Party to the Finance Documents as a Bank.

5.	The Facility Office and address, fax number and attention details for notices of the New Bank for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

6.	The New Bank expressly acknowledges the limitations on the Existing Bank’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Banks).

7.	This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 23.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Guarantor), to the Guarantor (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

8.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

9.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Bank]	[New Bank]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [                    ].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

National Australia Bank Limited

By:

SCHEDULE 6

SECURITY AGENCY PROVISIONS

1.	Definitions

In this Schedule:

“Security Property” means all right, title and interest in, to and under any Security Document, including:

(a)	the Pledged Assets;

(b)	the benefit of the undertakings in any Security Document; and

(c)	all sums received or recovered by the Security Agent pursuant to any Security Document and any assets representing the same.

2.	Declaration of trust

The Security Agent and each other Finance Party agree that the Security Agent shall hold the Security Property in trust for the benefit of the Finance Parties on the terms of the Finance Documents.

3.	Defects in Security

The Security Agent shall not be liable for any failure or omission to perfect, or defect in perfecting, the Security created pursuant to any Security Document, including:

(a)	failure to obtain any Authorisation for the execution, validity, enforceability or admissibility in evidence of any Security Document; or

(b)	failure to effect or procure registration of or otherwise protect or perfect any of the Security created by the Security Documents under any laws in any territory.

4.	No enquiry

The Security Agent may accept without enquiry, requisition, objection or investigation such title as any Obligor may have to any Pledged Assets.

5.	Retention of documents

The Security Agent may hold title deeds and other documents relating to any of the Pledged Assets in such manner as it sees fit (including allowing any Obligor to retain them).

6.	Indemnity out of Security Property

The Security Agent and every receiver, delegate, attorney, agent or other similar person appointed under any Security Document may indemnify itself out of the Security Property against any cost, loss or liability incurred by it in that capacity (otherwise than by reason of its own gross negligence or wilful misconduct).

7.	Basis of distribution

To enable it to make any distribution, the Security Agent may fix a date as at which the amount of the Liabilities is to be calculated and may require, and rely on, a certificate from any Finance Party giving details of:

(a)	any sums due or owing to any Finance Party as at that date; and

(b)	such other matters as it thinks fit.

8.	Rights of Security Agent

The Security Agent shall have all the rights, privileges and immunities which gratuitous trustees have or may have in England, even though it is entitled to remuneration.

9.	No duty to collect payments

The Security Agent shall not have any duty:

(a)	to ensure that any payment or other financial benefit in respect of any of the Pledged Assets is duly and punctually paid, received or collected; or

(b)	to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Pledged Assets.

10.	Appropriation

(a)	Each Party irrevocably waives any right to appropriate any payment to, or other sum received, recovered or held by, the Security Agent in or towards payment of any particular part of the Liabilities and agrees that the Security Agent shall have the exclusive right to do so.

(b)	Paragraph (a) above will override any application made or purported to be made by any other person.

11.	Investments

All money received or held by the Security Agent under the Finance Documents may, in the name of, or under the control of, the Security Agent:

(a)	be invested in any investment it may select; or

(b)	be deposited at such bank or institution (including itself any other Finance Party or any Affiliate of any Finance Party) as it thinks fit.

12.	Suspense Account

Subject to paragraph 13 below the Security Agent may:

(a)	hold in an interest bearing suspense account any money received by it from any Obligor; and

(b)	invest an amount equal to the balance from time to time standing to the credit of that suspense account in any of the investments authorised by paragraph 11 above.

13.	Timing of Distributions

Distributions by the Security Agent shall be made as and when determined by it.

14.	Delegation

(a)	The Security Agent may:

(i)	employ and pay an agent selected by it to transact or conduct any business and to do all acts required to be done by it (including the receipt and payment of money);

(ii)	delegate to any person on any terms (including power to sub-delegate) all or any of its functions; and

(iii)	with the prior consent of the Majority Banks, appoint, on such terms as it may determine, or remove, any person to act either as separate or joint security trustee or agent with those rights and obligations vested in the Security Agent by this Agreement or any Security Document.

(b)	The Security Agent will not be:

(i)	responsible to anyone for any misconduct or omission by any agent, delegate or security trustee or agent appointed by it pursuant to paragraph (a) above; or

(ii)	bound to supervise the proceedings or acts of any such agent, delegate or security trustee or agent,

provided that it exercises reasonable care in selecting that agent, delegate or security trustee or agent.

15.	Unwinding

Any appropriation or distribution which later transpires to have been or is agreed by the Security Agent to have been invalid or which has to be refunded shall be refunded and shall be deemed never to have been made.

16.	Banks

The Security Agent shall be entitled to assume that each Bank is a Bank unless notified by the Agent to the contrary.

17.	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties and powers of the Security Agent in relation to the trusts constituted by any Finance Document save to the extent required by law. Where there are inconsistencies between the Trustee Act 1925 and the Trustee Act 2000 and the express provisions of any such Finance Document, the provisions of such Finance Document shall, to the extent allowed by law, prevail and, in the case of any such inconsistency with the Trustee Act 2000, the provisions of such Finance Document shall constitute a restriction or exclusion for the purposes of that Act.

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	National Australia Bank Limited as Agent

From:	Platinum Underwriters Holdings, Ltd.

Dated:

Dear Sirs

Platinum Underwriters Holdings, Ltd. - U.S.$75,000,000 Facility Agreement

dated [                    ] (the “Agreement”)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

1.	[We confirm that no Default is continuing.]*

2.	We confirm that:

(a)	as at [ ] Consolidated Indebtedness to Total Capitalisation ratio was [ ]; and

(b)	as at [ ] Consolidated Tangible Net Worth was [ ] of the Consolidated Tangible Net Worth Amount.

Signed:	Signed:

[Financial Officer] of Platinum Underwriters Holdings, Ltd.	[Financial Officer] of Platinum Underwriters Holdings, Ltd.

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 8

EXISTING SECURITY/QUASI-SECURITY

Name of Obligor	Security/Quasi Security	Total Principal Amount of Indebtedness Secured
Platinum Underwriters Bermuda, Ltd.	Letters of credit under the Syndicated Facility.	U.S.$	300,000,000
Platinum Underwriters Bermuda, Ltd.	Letters of credit under the Bilateral Facility.	U.S.$	100,000,000

SCHEDULE 9

TIMETABLES

LETTERS OF CREDIT

	Letters of Credit in U.S.$	Letters of Credit in other currencies

Request for approval as an Optional Currency, if required (Clause 4.2 (Conditions relating to Optional Currencies))	—	D – 7 10:00 a.m.

Agent notifies the Banks of the request (Clause 4.2 (Conditions relating to Optional Currencies))	—	D – 7 3:00 p.m.

Responses by Banks to the request (Clause 4.2 (Conditions relating to Optional Currencies))	—	D – 6 1:00 p.m.

Agent notifies the Guarantor if a currency is approved as an Optional Currency in accordance with Clause 4.2 (Conditions relating to Optional Currencies)	—	D – 6 5:00 p.m.

Delivery of a duly completed Utilisation Request (Clause 5.3 (Delivery of a Utilisation Request for Letters of Credit)	D – 5 10:00 a.m.	D – 5 10:00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit, if required under Clause 5.4 and notifies the Banks of the Letter of Credit in accordance with Clause 5.4 (Issue of Letters of Credit)	D – 5 11:00 a.m.	D – 5 11:00 a.m.

Delivery of notice to the Agent by any Bank that does not intend to issue the Letter of Credit in accordance with Clause 5.4 (Issue of Letters of Credit).	D – 4 10:00 a.m.	D – 4 10:00 a.m.

Delivery of notice to the Guarantor by the Agent stating the Bank that does not intend to issue the Letter of Credit in accordance with Clause 5.4 (Issue of Letters of Credit) and that the requested Letter of Credit will not be issued and the relevant Utilisation Request shall be declared null and void.	D – 4 11:00 a.m.	D – 4 11:00 a.m.

SCHEDULE 10

FORM OF LETTER OF CREDIT

PART I

FORM OF LETTER OF CREDIT – UNITED STATES OF AMERICA

Wholesale Banking
National Australia Bank Limited ABN 12 004 044 937
Level 28, 245 Park Avenue
New York NY 10167, USA

Date: [INSERT DATE]

Beneficiary: [name and address of beneficiary]	Applicant: [name and address of applicant]

Letter of Credit no. [INSERT LC NUMBER]

Our reference [            ]

The banks whose names are set out below and in the attached Appendix (the “LC Issuers”), hereby confirm that the enclosed Irrevocable Standby Letter of Credit No. [INSERT LC NUMBER] and amendments thereto, if any, issued in favor of the aforesaid addressee (“Beneficiary”) by National Australia Bank Limited, London as agent for the LC Issuers for drawings up to U.S.$ [INSERT AMOUNT] is effective immediately. This confirmation is issued, presentable and payable at our office at National Australia Bank Limited, 245 Park Avenue, 28th Floor, New York, NY 10167 and expires with our close of business on [INSERT EXPIRY DATE].

The term “Beneficiary” includes any successor by operation of law of the named Beneficiary, including, without limitation, any liquidator, rehabilitator, receiver or conservator.

The LC Issuers hereby undertake to promptly honor your sight draft(s) drawn as specified in the Letter of Credit and presented at our office specified in paragraph one on or before the expiry date or any automatically extended expiry date.

The obligations of the LC Issuers under this Letter of Credit shall be several, not joint, and no LC Issuer shall be required to pay an amount exceeding its respective commitment set out in the Appendix (its “Commitment”) (and the LC Issuers shall not be obliged to make payments hereunder in aggregate exceeding a maximum amount of U.S.$ [AGGREGATE OF COMMITMENTS]). Any payment by an LC Issuer hereunder shall be made via us in U.S.$ to the Beneficiary’s account specified in the demand made by you as Beneficiary.

We have signed this Letter of Credit as agent for the LC Issuers and accordingly shall be under no obligation to you hereunder.

Except as expressly stated herein, this undertaking is not subject to any agreement, condition or qualification. The obligation of the LC Issuers under this Confirmation is the individual obligation of the LC Issuers and is no way contingent upon reimbursement with respect thereto.

It is a condition of this Confirmation that it is deemed to be automatically extended without amendment for one year from the expiry date hereof or any future expiration date, unless 30 days prior to any expiration date we notify you by registered or certified mail that an LC Issuer elects not to consider this Confirmation renewed for any such additional period.

This Letter of Credit is subject to and governed by the laws of the State of New York and the 2007 revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication No. 600) and, in the event of any conflict, the Laws of the State of New York will control. If this Credit expires during an interruption of business as described in Article 36 of said Publication 600, the LC Issuers hereby specifically agree to effect payment if this Credit is drawn against, otherwise in compliance with the terms and conditions hereof, within 30 days after the resumption of business.

If the identity or commitment of the LC Issuers as set out in the Appendix changes after this Letter of Credit is issued, then we shall deliver to you an adjusted Appendix (an “Adjusted Letter of Credit Schedule”) setting out the then current LC Issuers and their Commitments, and this will replace the immediately preceding Appendix that was in effect. Any Adjusted Letter of Credit Schedule provided pursuant to the preceding sentence shall be effective provided that: (i) the adjusted aggregate Commitments are no less than the aggregate Commitments under the former Appendix; and (ii) it is dated and includes the reference number of this Letter of Credit.

Yours faithfully,

National Australia Bank Limited

By:
Title:

for and on behalf of

[Names of all LC Issuers]

By:
Title:

Appendix – Commitments of LC Issuers

Name and address of LC Issuer	Commitment
[—]	[	—]

Total	[	—]

PART II

FORM OF LETTER OF CREDIT – AUSTRALIA

IRREVOCABLE STANDBY LETTER OF CREDIT

To: [name and address of beneficiary] (the “Beneficiary”)

Dated: [INSERT DATE]

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER [INSERT NUMBER]

RE: [INSERT NAME OF APPLICANT] (the “Applicant”)

We are pleased to inform you that by order of the Applicant we, [INSERT BANK] (the “Issuing Bank”) have established this unconditional and irrevocable Letter of Credit Number [INSERT LC NUMBER] in favour of the Beneficiary (as defined above) for a sum not to exceed the aggregate of [AUD/NZD] [INSERT AMOUNT] (INSERT AMOUNT IN WORDS) (the “Maximum Amount”) effective from [INSERT DATE] (the “Commencement Date”) and expiring at 5 p.m. Sydney time at the office of the Confirming Bank at [INSERT BANK ADDRESS] on [INSERT EXPIRY DATE]1 or as may be automatically extended in accordance with the below (the “Expiry Date”), whether or not the original instrument has been returned by the Beneficiary.

National Australia Bank Limited, Sydney is requested to add its confirmation to this Letter of Credit (the “Confirming Bank”) and the Confirming Bank is formally designated as the agent of the Issuing Bank for the receipt and payment of drafts under the Letter of Credit. Such confirmation will expire at close of business at the office of the Confirming Bank on the Expiry Date set out in the confirmation.

The term “Beneficiary” includes any successor by operation of law of the named Beneficiary including, without limitation, any such liquidator, rehabilitator, receiver or conservator.

We hereby undertake to honour promptly in Australia the Beneficiary’s sight draft(s) drawn on the Confirming Bank indicating the Letter of Credit Number set out above for all or any part of this Letter of Credit if presented at our office at the address in paragraph 1 above on or before the Expiry Date and accompanied by a statement from the Beneficiary purporting to be signed by an employee of the Beneficiary citing the Letter of Credit Number and containing the following statement: “We certify that the amount claimed represents a sum which is due and payable to [INSERT BENEFICIARY] and remains unpaid by the Applicant under the terms of [REINSURANCE CONTRACT DETAILS]”. Such statement shall be accepted by us as conclusive evidence that the amount claimed is due and payable to the Beneficiary.

Any number of partial drawings are permitted under this Letter of Credit, subject to the Maximum Amount not being exceeded. Any payments of demands received under this Letter of Credit will automatically reduce the Maximum Amount accordingly.

This Letter of Credit is deemed to be automatically extended without amendment for an additional period of one year from the Expiry Date unless at least one year prior thereto the Issuing Bank notifies

[1]	The original expiry date must be at least 2 years after the Commencement Date.

the Beneficiary via the Confirming Bank by authenticated SWIFT. The Confirming Bank shall advise the Beneficiary by registered mail to the address above (or such other address nominated by the Beneficiary by not less than 10 calendar days’ written notice) that this Letter of Credit will not be extended for any such additional period.

T/T reimbursement is permitted. The Issuing Bank undertakes to honour the Confirming Bank’s first claim made by authenticated SWIFT certifying they have received a complying presentation from the Beneficiary with value date 2 business days from date of our receipt of such SWIFT message.

This Letter of Credit is subject to and governed by the laws of the State of New South Wales and is subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 and the latest version of the Uniform Rules for Bank-to-Bank reimbursements, ICC Publication 725.

All charges (including confirmation fees, if any) are for the Applicant’s account.

Authorised Signatory	Authorised Signatory

PART III

FORM OF LETTER OF CREDIT – GENERAL PURPOSE

IRREVOCABLE STANDBY LETTER OF CREDIT

To: [name and address of beneficiary] (the “Beneficiary”)

Dated: [INSERT DATE]

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER [INSERT NUMBER]

RE: [INSERT NAME OF APPLICANT] (the “Applicant”)

The banks whose names are set out below and in the attached Appendix (the “LC Issuers”), have established this unconditional and irrevocable Letter of Credit Number [INSERT LC NUMBER] in favour of the Beneficiary (as defined above) for a sum not to exceed the aggregate of [OPTIONAL CURRENCY][INSERT AMOUNT] (INSERT AMOUNT IN WORDS) (the “Maximum Amount”) effective from [INSERT DATE] (the “Commencement Date”) and expiring at [INSERT EXPIRY TIME] [INSERT TIME ZONE] time at the office of the Confirming Bank at [INSERT BANK ADDRESS] on [INSERT EXPIRY DATE]2 or as may be automatically extended in accordance with the below (the “Expiry Date”), whether or not the original instrument has been returned by the Beneficiary.

This Letter of Credit is confirmed by [INSERT BANK] (the “Confirming Bank”) and the Confirming Bank is formally designated as the agent of the LC Issuer for the receipt and payment of drafts under the Letter of Credit. Such confirmation will expire at close of business at the office of the Confirming Bank on the Expiry Date set out in the confirmation. The Confirming Bank has signed this Letter of Credit as agent for the LC Issuers and accordingly shall be under no obligation to the Beneficiary hereunder.

The term “Beneficiary” includes any successor by operation of law of the named Beneficiary including, without limitation, any such liquidator, rehabilitator, receiver or conservator.

The LC Issuers hereby undertake to honour promptly in [INSERT JURISDICTION] the Beneficiary’s sight draft(s) drawn on the Confirming Bank indicating the Letter of Credit Number set out above for all or any part of this Letter of Credit if presented at our office at the address in paragraph one above on or before the Expiry Date and accompanied by a statement from the Beneficiary purporting to be signed by an employee of the Beneficiary citing the Letter of Credit Number and containing the following statement: “We certify that the amount claimed represents a sum which is due and payable to [INSERT BENEFICIARY] and remains unpaid by the Applicant under the terms of [REINSURANCE CONTRACT DETAILS]”. Such statement shall be accepted by the Confirming Bank as conclusive evidence that the amount claimed is due and payable to the Beneficiary.

The obligations of the LC Issuers under this Letter of Credit shall be several, not joint, and no LC Issuer shall be required to pay an amount exceeding its respective commitment set out in the Appendix (its “Commitment”) (and the LC Issuers shall not be obliged to make payments hereunder in aggregate exceeding a maximum amount of [OPTIONAL CURRENCY] [AGGREGATE OF COMMITMENTS]). Any payment by an LC Issuer hereunder shall be made in [OPTIONAL CURRENCY] to the Beneficiary’s account specified in the demand made by the Beneficiary.

[2]	The original expiry date must be at least 1 year after the Commencement Date.

Any number of partial drawings are permitted under this Letter of Credit, subject to the Maximum Amount not being exceeded. Any payments of demands received under this Letter of Credit will automatically reduce the Maximum Amount accordingly.

This Letter of Credit is deemed to be automatically extended without amendment for an additional period of one year from the Expiry Date unless at least 30 calendar days prior thereto an LC Issuer notifies the Beneficiary by registered mail to the address above (or such other address nominated by the Beneficiary by not less than 10 calendar days’ written notice) that this Letter of Credit will not be extended for any such additional period.

This Letter of Credit is subject to and governed by the [INSERT JURISDICTION] and [2007 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 600)]/[International Standby Practices 1998 (ISP98) of the International Chamber of Commerce (Publication 590)].

All charges (including confirmation fees, if any) are for the Applicant’s account.

If the identity or commitment of the LC Issuers as set out in the Appendix changes after this Letter of Credit is issued, then we shall deliver to you an adjusted Appendix (an “Adjusted Letter of Credit Schedule”) setting out the then current LC Issuers and their Commitments, and this will replace the immediately preceding Appendix that was in effect. Any Adjusted Letter of Credit Schedule provided pursuant to the preceding sentence shall be effective provided that: (i) the adjusted aggregate Commitments are no less than the aggregate Commitments under the former Appendix; and (ii) it is dated and includes the reference number of this Letter of Credit.

Yours faithfully,

[Name of Confirming Bank]

By:
Title:

for and on behalf of

[Names of all LC Issuers]

By:
Title:

Appendix – Commitments of LC Issuers

Name and address of LC Issuer	Commitment
[—]	[	—]

Total	[	—]

SCHEDULE 11

FORM OF INCREASE CONFIRMATION

To:	National Australia Bank Limited as Agent, National Australia Bank Limited as Security Agent and Platinum Underwriters Holdings, Ltd. as Guarantor, for and on behalf of each Obligor

From:	[the Increase Bank] (the “Increase Bank”)

Dated:

Platinum Underwriters Holdings, Ltd. - U.S.$75,000,000 Facility Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.3 (Increase).

3.	The Increase Bank agrees to assume and will assume all of the obligations corresponding to the Stated Amount specified in the Schedule (the “Relevant Stated Amount”) as if it was an Original Bank under the Agreement.

4.	The proposed date on which the increase in relation to the Increase Bank and the Relevant Stated Amount is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Bank becomes party to the Finance Documents as a Bank.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Bank for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

7.	The Increase Bank expressly acknowledges the limitations on the Banks’ obligations referred to in paragraph (i) of Clause 2.3 (Increase).

8.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

9.	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.	This Increase Confirmation has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Bank

[Insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Bank]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [                    ].

Agent

By:

The Guarantor

Platinum Underwriters Holdings, Ltd.

Address:	The Belvedere Building, 69 Pitts Road, 2nd Floor, Pembroke, HM08, Bermuda

Fax No:	+1 (441) 295 4605

Attention:	Mark Pickering and Allan Decleir

By:	/s/ Allan C. Decleir

The Borrower

Platinum Underwriters Bermuda, Ltd.

By:	/s/ Gavin P. Collery

The Arranger

National Australia Bank Limited

By:	/s/ Bill Seabrook

The Original Bank

National Australia Bank Limited

By:	/s/ Bill Seabrook

The Agent

National Australia Bank Limited

Address:	88 Wood Street, London, EC2V 7QQ
Fax No:	+44 (0)20 7410 0297
Attention:	Lending Admin

By:	/s/ Carole Palmer

The Security Agent

National Australia Bank Limited

Address:	88 Wood Street, London, EC2V 7QQ
Fax No:	+44 (0)20 7410 0297
Attention:	Lending Admin

By:	/s/ Carole Palmer